EXHIBIT 4.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and between

ROBOFUSION, INC.

(as Seller)

and

GENERATION NEXT FRANCHISE BRANDS, INC.

(as Buyer)

dated as of December 28, 2016

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EXHIBITS & SCHEDULES

Exhibits:

Exhibit A	Definitions and Construction
Exhibit B	Form of Promissory Note
Exhibit C	Form of Common Stock Warrant
Exhibit D	Form of Trademark Assignment
Exhibit E	Form of Domain Name Transfer
Exhibit F	Form of Patent Assignment
Exhibit G	Form of Non-Competition Agreement
Exhibit H	Form of FIRPTA Certificate

Schedules:

Seller Disclosure Schedule
Schedule 2.1(a)	Seller Intellectual Property
Schedule 2.3(a)	Excluded Liabilities under Topema Contracts
Schedule 2.3(d)	Excluded Liabilities for Proceedings, Actions and Disputes
Schedule 3.1	Closing Payments Schedule
Schedule 3.1(b)	Seller Account
Schedule 6.5	Seller Debt Schedule

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of December 28, 2016, by and between Robofusion, Inc., a Delaware corporation (“Seller”) and Generation NEXT Franchise Brands, Inc., a Nevada corporation (“Buyer”). Seller and Buyer are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, upon and subject to the terms and conditions set forth herein, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all the intellectual property, including goodwill related thereto, owned by Seller; and

WHEREAS, concurrent with the Closing of the transactions contemplated by this Agreement and pursuant to the terms hereunder, among other things, Buyer and certain parties shall have entered into non-competition, non-solicitation and non-disclosure agreements.

NOW, THEREFORE, in consideration of the foregoing recitals, the consideration to be delivered by Buyer to Seller hereunder and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1 Definitions. Certain capitalized terms used in this Agreement shall have the meanings set forth in Exhibit A hereto.

Section 1.2 Construction. Certain rules of construction applicable to this Agreement, the Ancillary Agreements and their respective Exhibits and Schedules are set forth in Exhibit A.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in, to and under (a) all Seller Intellectual Property, including, without limitation, the Seller Intellectual Property listed on Schedule 2.1(a) hereto, (b) all goodwill and going concern value generated by, associated with or embodied in such Seller Intellectual Property, (c) all files, documents, databases, information systems, programs, Software, records and other similar information and data relating to such Seller Intellectual Property, including, to the extent applicable, all research and development records, engineering information, patent disclosures, patent files histories, manuals, graphics and artwork, on whatever medium and (d) all tangible embodiments of the Seller Intellectual Property or of any Intellectual Property that is licensed to the Seller, in all forms existing and however stored, whether electronically, digitally, photographically, in hardcopy or other form, in each case of subclauses (a) through (d) above, wherever located and free and clear of all Encumbrances (collectively, the “Purchased Assets”).

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Section 2.2 Excluded Assets. Subject to Section 2.1 above, Seller shall not sell to Buyer, and Buyer shall not acquire from Seller any right, title or interest in any assets, properties, rights or claims related to or used, held for use or intended to be used in the Business, other than the Purchased Assets (the “Excluded Assets”).

Section 2.3 Excluded Liabilities. Buyer shall not assume, whether as a transferee or successor, by contract or otherwise, and shall not be liable or responsible for, any Liability or Encumbrance of Seller of any kind whatsoever, whether known or unknown, liquidated or contingent, presently in existence or arising or asserted hereafter (collectively, the “Excluded Liabilities”). Without limiting the foregoing, Seller shall retain and be responsible for, and Buyer shall not be obligated to assume, and does not assume, any Liability at any time arising from or attributable to:

(a) Any breaches of any Seller Contract prior to or after the Closing Date or any payments or amounts due under any Seller Contract prior to or after the Closing Date, including, without limitation, the Liabilities set forth on Schedule 2.3 (a);

(b) Any Taxes attributable to or imposed upon (i) Seller or any of its Affiliates, or the Business or (ii) the Purchased Assets for the Pre-Closing Period;

(c) Any loans, other indebtedness, or accounts payable (including any such Liabilities owed to Affiliates of Seller), including, without limitation, the Liabilities listed on the Seller Debt Schedule;

(d) Any legal or equitable action or judicial or administrative proceeding initiated at any time, to the extent related to any action or omission on or prior to the Closing Date, including, without limitation, any Liability for (i) infringement or misappropriation of Intellectual Property, including, without limitation, the Liabilities set forth on Schedule 2.3 (d); (ii) breach of product warranties; (iii) injury, death, property damage or losses caused by Seller Products or the manufacture or design thereof; or (iv) violations of any privacy laws or any other Legal Requirements;

(e) Any expenses and fees incurred by Seller incidental to the preparation of the Transaction Documents, preparation or delivery of materials or information requested by Buyer, and the consummation of the Transaction, including all broker, counsel and accounting fees; or

(f) Any Legal Requirement applicable to Seller, the Purchased Assets or the Assumed Liabilities on or prior to the Closing Date or any Liability for a violation of such a Legal Requirement.

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ARTICLE III

CONSIDERATION FOR TRANSFER

Section 3.1 Terms of the Consideration.

(a) Consideration. Subject to the terms and conditions of this Agreement, including without limitation Section 6.9 and Section 8.7, the consideration for the sale, transfer, conveyance, assignment and delivery of the Purchased Assets by Seller to Buyer hereunder and the execution and delivery of the Transaction Documents, shall consist of (i) an aggregate cash amount of Four Hundred Forty Thousand dollars ($440,000) payable in two equal installments as set forth in Section 3.1(b) below (the “Closing Cash Consideration”) less the Closing Payments (as defined below), (ii) the Promissory Note in accordance with Section 3.1(c) below (the “Note Consideration”) and (iii) the Warrant in accordance with Section 3.1(d) below (the “Warrant Consideration”, and together with the Closing Cash Consideration and the Note Consideration, the “Consideration”).

(b) Closing Cash Consideration. Subject to the terms and conditions of this Agreement, including without limitation Section 8.7, the Closing Cash Consideration shall be payable by Buyer to Seller, without any interest, by wire transfer of immediately available U.S. funds to an account designated by Seller’s instructions set forth on Schedule 3.1 (b) in two equal installments of Two Hundred Twenty Thousand dollars ($220,000) each, the first of which shall be due and payable at the Closing and shall be reduced by the closing payments made by Buyer to the third parties in the amounts and as set forth on the Closing Payments Schedule attached hereto as Schedule 3.1 (the “Closing Payments Schedule” and any such payments, the “Closing Payments”) and the second on the one (1) month anniversary of the Closing Date, or, if such date is not a Business Day, on the immediately following Business Day.

(c) Note Consideration. Subject to the terms and conditions of this Agreement, including without limitation Section 6.9 and Section 8.7, at the Closing, Buyer shall issue and deliver to Seller a promissory note duly executed by (an) authorized representative(s) of Buyer with a principal balance of $2,000,000 and interest accruing thereon on a rate of 3.25% per annum, in the form attached hereto as Exhibit B (the “Promissory Note”).

(d) Warrant Consideration. Subject to the terms and conditions of this Agreement, including without limitation Section 8.7, at the Closing, Buyer shall issue and deliver to Seller a common stock warrant in the form attached hereto as Exhibit C, duly executed by authorized representatives of the Buyer (the “Warrant”).

Section 3.2 Withholding. Notwithstanding the foregoing, Buyer or any applicable Affiliate of Buyer, as the case may be, will be entitled to deduct and withhold from any payment otherwise payable pursuant to this Agreement or any of the other Transaction Agreements (and to remit such amounts to the relevant Governmental Authority) such amounts as Buyer reasonably determines are required to be deducted and withheld with respect to such payment under all applicable Tax laws and to the extent that amounts are so deducted, withheld and remitted to such Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made; provided, however, that Buyer will notify Seller in writing of any withholding prior thereto and will reasonably cooperate with Seller in obtaining any available exemption or reduction of such withholding. Seller agrees to provide to Buyer any certifications, forms, instruments or documents as may be reasonably requested by Buyer in connection with Buyer’s compliance with any Tax reporting, withholding or similar provisions.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the corresponding sections of the disclosure schedule of Seller delivered to Buyer concurrently with the execution and delivery of this Agreement (the “Seller Disclosure Schedule”), Seller hereby makes the following representations and warranties to Buyer as of the date hereof and as of the Closing Date, provided, however, that any information disclosed under any section number of the Seller Disclosure Schedule shall be deemed disclosed and incorporated into any other sections, schedules or exhibits under the Agreement where such disclosure would reasonably appear to be an appropriate disclosure thereunder, whether or not repeated under such section number:

Section 4.1 Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its assets and properties, including the Purchased Assets.

Section 4.2 Authority. Seller has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder and thereunder, and to consummate the Transaction. The execution, performance and delivery of this Agreement and the other Transaction Documents and the consummation by Seller of the Transaction have been duly and validly authorized by all requisite action and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the Transaction. This Agreement and the other Transaction Documents have been duly and validly executed and delivered by Seller. This Agreement and the other Transaction Documents constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by the availability of equitable remedies and defenses.

Section 4.3 No Consents; No Conflicts. No Consents are required with respect to Seller’s execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the Transaction, including the sale, assignment and transfer of the Purchased Assets to Buyer free and clear of all Encumbrances. The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller and the consummation of the Transaction do not and will not, with or without notice or lapse of time, (a) conflict with or violate Seller’s Certificate of Incorporation or bylaws, and (b) (i) conflict with or violate any Legal Requirement applicable to Seller or by which any property or asset of Seller is bound or affected, (ii) result in any breach of or constitute a default under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any property or asset of Seller pursuant to, any note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument or obligation, (iii) violate or conflict with any other material restriction of any kind or character to which any of Seller is subject, or (iv) require Seller to obtain any Consent of, or make or deliver any filing or notice to, a Governmental Authority.

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Section 4.4 Title to Assets. Seller has, and at the Closing will transfer to Buyer, good and valid title to all of the Purchased Assets free and clear of any Encumbrances. Seller has full right and power to sell, convey, assign, transfer and deliver to Buyer good and valid title to all of the Purchased Assets, free and clear of any and all Encumbrances. The Purchased Assets are not subject to any preemptive right, right of first refusal or other right or restriction.

Section 4.5 Intellectual Property.

(a) Section 4.5(a) of the Seller Disclosure Schedule sets forth a true, accurate and complete list of all Registered Intellectual Property owned by, filed in the name of, or applied for, by the Seller (the “Seller Registered Intellectual Property”) and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Seller Registered Intellectual Property as of the date hereof. Each item of Seller Registered Intellectual Property is currently in material compliance with all formal Legal Requirements (including payment of filing, examination and maintenance fees and proofs of use) and, to the extent issued, is valid and enforceable. Seller has not taken or failed to take any action (including failure to disclose any information) that would materially limit the validity, scope or enforceability of any Patents that are Seller Registered Intellectual Property. All necessary registration, maintenance and renewal fees in connection with the Seller Registered Intellectual Property have been paid, and Seller has not knowingly misrepresented or failed to disclose any facts or circumstances for which it has a duty to disclose in any application for any Seller Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would, to the Seller’s knowledge, otherwise adversely affect the validity or enforceability of any such Seller Registered Intellectual Property. All necessary documents and certificates currently due for filing as of the date hereof in connection with such Seller Registered Intellectual Property have been filed with the relevant Patent, Copyright, Trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. There are no actions that must be taken by Seller within 90 calendar days following the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property. The registrations of Domain Names listed in Section 4.5(a) of the Seller Disclosure Schedule are owned solely by Seller, are active, valid and enforceable, and all fees due in connection therewith have been paid in full in a timely manner. No Person other than Seller has any right, title or interest in or to, including any right to use, any of such Seller Registered Intellectual Property or Intellectual Property owned by Seller.

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(b) Section 4.5(b)(i) of the Seller Disclosure Schedule lists all material Software that is included in Seller Owned Intellectual Property and Section 4.5(b)(ii) of the Seller Disclosure Schedule lists all material Software that is included in Seller Licensed Intellectual Property (together, the “Seller Software”). To the Seller’s knowledge, no event has occurred, and no circumstance or condition exists, that will, or would reasonably be expected to, require the disclosure or delivery to any third party of any material Source Code owned by Seller, including any such Source Code owned by Seller that is used in any Seller Products. The Seller Software does not contain any Malicious Code. No Open Source Materials have been incorporated into or combined with any owned Seller Software or Seller Products in such a way that would require Seller to disclose or distribute any material software incorporated into, derived from or distributed with such Open Source Materials be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge. The Software that is delivered by Seller to Buyer pursuant to Section 7.2 shall constitute all of the Software related to, used in, held for use in, or necessary for the conduct of, the Business as currently conducted..

(c) Section 4.5(c) of the Seller Disclosure Schedule contains a correct and complete list of all Licensed Seller Intellectual Property. The Seller Intellectual Property was either (i) developed by employees of Seller acting within the scope of their employment who have irrevocably and presently assigned all Intellectual Property rights that they may have in or to such Seller Intellectual Property to Seller pursuant to valid and enforceable written agreements, (ii) developed by independent contractors, consultants and other third Persons who have irrevocably and presently assigned any Intellectual Property rights that they may have in or to such Seller Intellectual Property to Seller pursuant to written, or (iii) licensed by Seller pursuant to the licenses listed in Section 4.5(c) of the Seller Disclosure Schedule.

(d) No payment of any kind is required to be made to any Person for any of the Seller’s ownership or exploitation of any Owned Seller Intellectual Property. Upon and after Closing, to Seller’s Knowledge, nothing could reasonably be expected to have the effect of limiting or restricting Buyer or its Affiliates from freely making, having made, using, supplying, reproducing, selling, displaying, importing or otherwise disposing of any Seller Registered Intellectual Property in any line of business, market or geographic area.

(e) Except as set forth in Section 4.5(e) of the Seller Disclosure Schedule, Seller has not licensed, granted any covenant not to sue, immunity from suit or other right to, or otherwise agreed not to assert any rights in the Seller Intellectual Property to any Person under any of the Seller Intellectual Property or against any Person. Except as set forth in an Intellectual Property Agreement, Seller has not been licensed or otherwise been granted from any other Person any rights under any Intellectual Property that is exploited in the Business.

(f) All former and current directors, officers, stockholders, employees, agents, contractors or other representatives of Seller or other Person who was involved in the conception, reduction to practice, creation or development of any of the Seller Intellectual Property (other than the Licensed Seller Intellectual Property), in whole or in part, have executed and delivered any and all valid, written instruments necessary to assign to Seller all of their respective rights to any Seller Intellectual Property conceived, reduced to practice, created or otherwise developed by them in the course of their performing services for Seller, including a waiver of any moral rights therein. No director, officer, stockholder, employee, agent, contractor or other representative of any Seller owns or claims any rights in (nor has any of them made application for) any Seller Intellectual Property or other Intellectual Property used in Business.

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(g) Seller has entered into confidentiality and nondisclosure agreements with every former and current director, officer, stockholder, employee, agent, contractor or other Person with access to the confidential Seller Intellectual Property, including the Trade Secrets therein, to protect the confidentiality and value thereof, and to the Seller’s knowledge there has not been any breach by any of the foregoing to any such agreement. Seller has taken commercially reasonable measures at least commensurate with industry standards to maintain the confidentiality thereof and in each such case using not less than a reasonable degree of care under the circumstances.

(h) The Seller has not received any written notice from any Person claiming that the operation of the Business or any Seller Product infringes, misappropriates or violates, or has infringed, misappropriated or violated the Intellectual Property rights of any Person, nor, to the Seller’s knowledge, does any basis exist therefor.

(i) There is no Claim pending, or to the Knowledge of the Seller, threatened, whether or not resolved or settled, that (i) challenges the rights of Seller in respect of any Intellectual Property or (ii) asserts that Seller is, was or will be required to pay any royalty, license fee, charge or other amount with regard to any Intellectual Property of any Person. There is no Claim by Seller currently pending or that Seller intends to initiate that asserts that any Person was or will be infringing, misappropriating or otherwise violating or in conflict with any Seller Intellectual Property. None of the Seller Intellectual Property other than the Licensed Seller Intellectual Property, and, to the Knowledge of the Seller, none of the Licensed Seller Intellectual Property, is the subject of any Order. Seller has not been the subject to any Order in respect of any other Person’s Intellectual Property relating to the Business.

(j) To the Knowledge of the Seller, except as set forth in Section 4.5(j) of the Seller Disclosure Schedule, the Source Code within the Seller Software has not been disclosed, delivered or made available to any Person who is not an employee of the Seller and the Seller has not agreed to provide such Source Code to any other such Person.

(k) There are no material errors in any documentation, specifications, manuals, user guides, promotional material or other written materials related to the Seller Products.

(l) To the Knowledge of the Seller, none of Seller Products contain any Malicious Code

(m) No funding from any Governmental Authority or facilities of a university, college, other educational institution or non-profit organization was used in the development of the Seller Intellectual Property, and no Governmental Authority, university, college, other educational institution or non-profit organization has a claim or right to claim any right in the Seller Intellectual Property. No employee of the Business who was involved and contributed to the creation or development of the Seller Intellectual Property has performed services for a Governmental Authority, university, college, other educational institution or non-profit organization during a time period when such employee or contractor also was involved in or contributed to the creation or development of the Seller Intellectual Property.

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(n) There has been no loss, damage, or unauthorized access, use, unauthorized transmission, modification, or other misuse of any personally identifiable information collected or stored by or on behalf of Seller (“Seller PII”). No Person has claimed any compensation from Seller for the loss of or unauthorized disclosure or transfer of Seller PII, and no facts or circumstances exist that might give rise to such a claim.

(o) Seller has materially complied with all applicable Legal Requirements and its internal policies relating to (i) the privacy of users of their products and services and all Internet websites owned, maintained or operated by Seller, and (ii) the collection, storage and transfer of any personally identifiable information collected by Seller or by third parties having authorized access to the records of Seller. The execution, delivery and performance of this Agreement complies with all applicable Laws relating to privacy and with Seller’s privacy policies. There has been no loss, damage, or unauthorized access, use, unauthorized transmission, modification, or other misuse of any such information by Seller, its Affiliates or any of their respective employees. No Person has claimed any compensation from Seller for the loss of or unauthorized disclosure or transfer of personal data or information, and no facts or circumstances exist that might give rise to such a claim.

(p) To the Seller’s Knowledge, since January 1, 2013, Seller has not suffered a security breach that has compromised either the security, confidentiality or integrity of Seller Intellectual Property or Seller PII stored by or on behalf of Seller, or the functionality or availability of the services provided by the Business. No Person has claimed any compensation from Seller for the loss of or unauthorized disclosure or transfer of personal data or information.

Section 4.6 Compliance with Laws. Seller is not now, and during the past five years has not been, in material conflict with, or in material default, breach or violation of, any Legal Requirement applicable to Seller, or by which any property or asset of Seller, including any of the Purchased Assets, is bound or affected.

Section 4.7 Brokers. Except for Boldmore Growth Partners, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Seller.

Section 4.8 Seller Debt Schedule. The Seller Debt Schedule (including the update thereof) to be prepared and delivered by Seller pursuant to Section 6.5 is accurate in all respects and complete as of immediately prior to Closing. As of immediately prior to Closing, there is no Seller Debt other than the Seller Debt set forth on the Seller Debt Schedule (including the update thereof).

Section 4.9 Fraudulent Conveyance. Seller is not entering into the Transaction with the intent to hinder, delay or defraud any creditor of the Seller.

Section 4.10 Full Disclosure. No statement (including the representations, warranties and covenants) by Seller contained in this Agreement, the Seller Disclosure Schedule, the exhibits and schedules attached hereto, the Transaction Documents, and any document, written statement or certificate furnished to Buyer and its Representatives by Seller pursuant hereto or in connection with the Transaction, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

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Section 4.11 No other Representations or Warranties. Except for the representations and warranties made by Seller in this Article IV, Seller does not make any representation or warranty with respect to Seller, the Business or the Purchase Assets, including without limitation any warranty of merchantability or fitness for a particular purpose. Seller makes no representations or warranties to Buyer regarding any projection or forecast regarding future results or activities or the probable success or profitability of the Purchased Assets or the Business.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that, as of the date hereof:

Section 5.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 5.2 Authority. Buyer has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder and thereunder, and to consummate the Transaction. The execution, performance and delivery of this Agreement and the other Transaction Documents to which Buyer is a party and the consummation by Buyer of the Transaction have been duly and validly authorized by all requisite action and no other corporate proceeding on the part of Buyer is necessary to authorize this Agreement and the other Transaction Documents to which Buyer is a party or to consummate the Transaction. This Agreement and the other Transaction Documents to which Buyer is a party have been duly and validly executed and delivered by Buyer. This Agreement and the other Transaction Documents to which Buyer is a party constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by the availability of equitable remedies and defenses.

Section 5.3 Financial Capacity. At the Closing, Buyer shall have sufficient funds available to it to pay the portion of the Closing Cash Consideration deliverable at the Closing and to perform all of its obligations hereunder. Buyer expressly acknowledges that Buyer’s ability to obtain financing is not a condition to the obligations of Buyer hereunder.

Section 5.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Buyer.

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ARTICLE VI

CERTAIN COVENANTS AND AGREEMENTS

Section 6.1 Confidentiality. At the Closing, the obligations of Buyer set forth in Section I. (Confidentiality) of the Summary of Terms and Conditions (Term Sheet), dated September 15, 2016, between Seller and Buyer (the “Confidentiality Agreement”), with respect to all information relating to the Business and the Purchased Assets shall terminate. From and after the Closing, Seller shall continue to be subject to the confidentiality obligations set forth in the Confidentiality Agreement in accordance with its terms and shall treat all Confidential Information of the Buyer or other information relating to the Business and the Purchased Assets (whether disclosed to Seller by or on behalf of Buyer or held or owned by Seller prior to the Closing) as if it had been described therein or disclosed to Seller by Buyer pursuant to such Confidentiality Agreement, or as otherwise provided in any of the Transaction Documents.

Section 6.2 Public Announcements. Except as contemplated by this Agreement or as otherwise required by Legal Requirement, Seller will not issue any press release with respect to the Transaction contemplated by this Agreement or otherwise issue any written public statements with respect to such Transaction without the prior written consent of Buyer.

Section 6.3 Covenant Not to Compete.

(a) Non-Competition Agreement. From and after the Closing, neither Seller nor any of its Affiliates shall, directly or indirectly, until the fifth (5th) anniversary of the Closing Date: (i) engage or invest in, own, manage, operate, finance or control, or participate in the ownership, management, operation, finance or control of, be employed by, associated with or in any manner connected with, or render services or advice to, any Person whose products or activities are the same as, similar to or in any way competitive with any of the products or activities of the Business as currently conducted or as currently contemplated by Seller to be conducted in the Restricted Territory, or divert or attempt to divert from Buyer or any Affiliate of Buyer any business of any kind in which they are engaged, or otherwise induce or attempt to induce any supplier or customer of the Business to terminate, discontinue or alter his, her or its relationship with Buyer or any Affiliate of Buyer; (ii) either for itself or for any other Person, solicit or encourage, or take any action intended to solicit or encourage, any employee, director, officer, partner, independent contractor or consultant of Buyer or any Affiliate of Buyer participating, in whole or in part, in the Business to terminate, discontinue or alter his, her or its relationship with Buyer or any such Affiliate, or in any other way interfere with the relationship between any such Person and Buyer or any such Affiliate; or (iii) employ or otherwise engage as a contractor or consultant any Person employed or engaged as a contractor or consultant participating, in whole or in part, in the Business, by Buyer or any Affiliate of Buyer during such Person’s employment or engagement with Buyer or any such Affiliate or for one year following termination of such employment or engagement; provided however, that nothing in this Agreement shall be deemed to prohibit Seller or its Affiliates from (x) indirectly owning (through a mutual fund or partnership that Seller or any of its Affiliates, as the case may be, does not have the power or ability to make investment decisions on behalf of) up to five percent (5%) of any class of securities of any enterprise similar to the Business (but without otherwise participating in the activities of such enterprise); (y) making general public solicitations for employment for any position or from employing any employee of Buyer or any of its Affiliates who responds to such a general solicitation for employment not specifically directed to employees of Buyer or any of its Affiliates or (z) taking actions as may be necessary for it to enforce its rights under this Agreement or solely in connection with the winding up and dissolution of Seller.

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(b) Acknowledgment of Seller. Seller acknowledges that (i) the restrictions set forth in Section 6.3(a) constitute a material inducement to Buyer’s entering into and performing this Agreement, (ii) the value of the Purchased Assets and goodwill thereof are integral components of the value of the Business to Buyer, and (iii) the scope of the covenants contained in this Section 6.3, including as to time, are necessary to preserve the value of the Purchased Assets for Buyer and to protect the goodwill of the Business. Seller also acknowledges that the limitations of time and scope of activity agreed to in this Section 6.3 are reasonable because, among other things, (i) Buyer and Seller are engaged in a highly competitive industry, (ii) Seller has had unique access to the Trade Secrets and know-how of the Purchased Assets, including the plans and strategy (and, in particular, the competitive strategy) relating to the Purchased Assets, and (iii) Seller is receiving significant consideration in connection with the consummation of the Transaction.

(c) Non-competition Covenants: Scope and Choice of Law.

(i) It is the intention of the Parties that these covenants be enforced to the greatest extent (but to no greater extent), as to time, geography, and scope, as is permitted by the law of that jurisdiction whose law is found to be applicable to any acts in breach of these covenants. The prohibitions in subsection (a) of this Section 6.3 shall be deemed, and shall be construed as separate and independent agreements between Buyer and Seller.

(ii) If any such agreement or any part of such agreement is held invalid, void or unenforceable in any respect in any jurisdiction by any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall in no way render invalid, void, or unenforceable any other part of them or any separate agreement not declared invalid, void or unenforceable; and this Agreement shall in such case be construed as if the invalid, void, or unenforceable provisions were omitted, without invalidating the remaining provisions of this Section 6.3 within that jurisdiction or affecting the validity or enforceability of any provisions of this Section 6.3 in any other jurisdiction.

(iii) If any court of competent jurisdiction shall determine that the provisions of this Section 6.3 exceed the time, geographic or scope limitations permitted by applicable Legal Requirements, then such provisions shall nevertheless be enforceable by such court against Seller upon such shorter term, or within such lesser geographic area or scope, as may be determined by such court to be reasonable and enforceable.

(d) The Parties agree that the covenants of Seller not to compete contained in this Section 6.3 may be assigned by Buyer to any Person to whom may be transferred the Purchased Assets by the sale or transfer of such assets or otherwise. It is the Parties’ intention that these covenants of Seller shall inure to the benefit of any Person that may succeed to the Purchased Assets (as acquired by Buyer under this Agreement) with the same force and effect as if these covenants were made directly with such successor.

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(e) The Parties agree that in the event of a breach by Seller or any of its Affiliates of any of the covenants set forth in this Section 6.3, monetary damages alone would be inadequate to fully protect Buyer from, and compensate Buyer for, the harm caused by such breach or threatened breach. Accordingly, Seller agrees that if it breaches or threatens breach of any provision of this Section 6.3, Buyer shall be entitled to, in addition to any other right or remedy otherwise available, injunctive relief restraining such breach or threatened breach and to specific performance of any such provision of this Section 6.3. Buyer shall not be required, and Seller hereby waives the requirement, to post a bond or other security in connection with, or as a condition to, obtaining such relief before a court of competent jurisdiction. The duration of the restrictions set forth in this Section 6.3 shall be extended by a period of time equal to the number of days, if any, during which Seller or its successors and assigns or any of their Affiliates is found by a court of competent jurisdiction to have been in breach of this Section 6.3.

Section 6.4 Termination of Distribution Agreement. Each Party agrees that, notwithstanding anything to the contrary herein, effective as of the Closing, (a) that certain Distribution and License Agreement, dated as of February 8, 2016, as amended from time to time, by and between Seller and Buyer (the “Distribution Agreement”) shall terminate and be of no further force or effect, and (b) the payment of the portion of the Closing Cash Consideration deliverable by Buyer to Seller at the Closing will relieve Buyer of any and all payment and other obligations to Seller under the Distribution Agreement; provided, however, that Seller acknowledges and agrees that the obligations of confidentiality and the protection of confidential information pursuant to Section 21 of the Distribution Agreement binding Seller shall survive the termination of such Distribution Agreement pursuant to its terms.

Section 6.5 Seller Debt Schedule; Release Letters. Prior to the Closing Date, Seller shall prepare and deliver to Buyer a schedule (the “Seller Debt Schedule”) setting forth, separated by lender, any Seller Debt and the amounts of principal and interest outstanding thereunder, as of immediately prior to the Closing. To the extent necessary, Seller shall provide Buyer with an update of the Seller Debt Schedule at the Closing Date. A copy of the Seller Debt Schedule as delivered and updated by Seller in accordance with the foregoing is attached hereto as Schedule 6.5. Except with respect to Jack Rutledge, Seller shall cause each of the lenders of any Seller Debt (whether or not any amounts are then outstanding in respect thereof) to execute and deliver to Buyer prior to Closing customary “security release letters” or similar documents (collectively, the “Security Release Letters”) specifying that all security interests and other liens under or granted in connection with any corresponding loan and security agreements shall be released and discharged.

Section 6.6 Use of Name; Certificate of Amendment; Existence. Seller agrees that, from and after the Closing, Seller will not (and will cause its Affiliates not to) use the name “Robofusion” or any derivation thereof or any name deceptively similar to such names in any business enterprise or in any commercial relationship—except as needed in connection with the winding-up of the business by Seller. Within five (5) days following the Closing, Seller shall prepare and file with the Secretary of State of the State of Delaware a Certificate of Amendment to Seller’s Certificate of Incorporation changing its name to one dissimilar to Robofusion, Inc.

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Section 6.7 Further Assurances. From time to time following the Closing, each Party agrees to take, or cause to be taken, all actions, and to do, or cause to be done as promptly as practicable, all things reasonably necessary, proper or advisable to consummate and make effective the Transaction. Without limiting the foregoing, the Parties shall take such further actions as may reasonably be required, appropriate or advisable by the other Party hereto to consummate the Transaction and to vest the Buyer with full title to all of the Purchased Assets, free and clear of all Encumbrances, including transferring to Buyer any asset contemplated by this Agreement to be a Purchased Asset which was erroneously or inadvertently not transferred to Buyer at the Closing.

Section 6.8 Tax Matters.

(a) Allocation of Consideration.

(i) Within thirty (30) days after the Closing Date, Buyer shall prepare and deliver to Seller an allocation schedule (the “Allocation Schedule”) setting forth Buyer’s valuation of the Consideration and Buyer’s allocation to the Purchased Assets and other consideration, rights and covenants pursuant to the Transaction Documents of the total consideration deemed paid by Buyer pursuant to this Agreement (the “Tax Consideration”), including the Consideration (as so valued pursuant to the Allocation Schedule), the Assumed Liabilities and all other relevant items that are properly includible in determining the amount paid by Buyer for such Purchased Assets for U.S. federal income Tax purposes.

(ii) If Seller does not deliver a written objection within the ten (10) Business Day period following the date of delivery by Buyer of an Allocation Schedule to Seller, then effective as of the close of business on such 10th Business Day (or upon the earlier delivery of notice by Seller to Buyer that Seller has accepted such allocation schedule), such Allocation Schedule shall be deemed to be accepted and agreed to by all Parties, and all Parties shall (except as otherwise required pursuant to a final determination (as defined in Section 1313 of the Code)) prepare and file all tax returns and reports in a manner which is consistent with such Allocation Schedule. If Seller does deliver such a written objection within such ten (10) Business Day period, then Buyer and Seller agree to negotiate in good faith to resolve any disputes over the Allocation Schedule and to attempt to resolve any differences between them, and, in the event that Buyer and Seller are able to resolve such differences on or before the expiration of the 30th calendar day following the close of such ten (10) Business Day period, such Allocation Schedule, as agreed to by the Parties pursuant to such negotiations, shall be considered final and all Parties shall (except as otherwise required pursuant to a final determination (as defined in Section 1313 of the Code)) prepare and file all tax returns and reports in a manner which is consistent with such final Allocation Schedule; provided, however, if Buyer and Seller are not able to resolve all such disputes within such 30 calendar day period, Buyer and Seller shall each prepare and file their own tax returns and reports according to their own Allocation Schedules, provided that such allocation schedule is reasonable and in accordance with applicable laws, rules and regulations.

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(b) Responsibility for Taxes. For the avoidance of doubt, Seller shall be solely responsible for all Taxes attributable to or imposed upon Seller and all Taxes resulting from the ownership, use, operation or maintenance of the Purchased Assets, or the conduct of the Business, during any Pre-Closing Period. To the extent relevant under this Agreement, Taxes with respect to a Straddle Period shall be allocated to the Pre-Closing Period: (i) except as provided in (ii) and (iii) below, to the extent feasible, on a specific identification basis, according to the date of the event or transaction giving rise to such Tax, and (ii) except as provided in (iii) below, with respect to periodically assessed ad valorem Taxes and Taxes not otherwise reasonably allocable to specific transactions or events, in proportion to the number of days in such period occurring through the Closing Date compared to the total number of days in such period, and (iii) in the case of any Tax based upon or related to income or receipts, in an amount equal to such Tax that would be payable if the relevant taxable period ended on the Closing Date.

(c) Transfer Taxes. Notwithstanding Section 6.8(b), all Transfer Taxes shall be paid by Seller when due. Each Party shall use reasonable efforts and cooperate in good faith to exempt the sale and transfer of the Purchased Assets from any such Transfer Taxes or otherwise minimize such Transfer Taxes, including by delivering, to the maximum extent possible, all software, technology and other similar Purchased Assets to be delivered pursuant to this Agreement, by electronic means in any reasonable manner specified by Buyer. Buyer and Seller shall cooperate in the preparation and filing of all necessary Tax Returns or other documents with respect to all such Transfer Taxes.

(d) Cooperation. Seller and Buyer shall cooperate as and to the extent reasonably requested by the other in connection with the preparation and filing of Tax Returns as provided herein and any audit, litigation or other Proceeding with respect to Taxes relating to the Business and the Purchased Assets. Such cooperation shall include the provision of records and information that are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder

Section 6.9 Domestic and International Parties. For a period of twenty-four (24) months following the Closing (the “Discussion Period”), Seller may (a) provide written notifications, as approved in writing by Buyer before any such notifications are being sent, to the counterparties of international or domestic distribution agreements between Seller and third parties that are in existence as of the date of this Agreement (such counterparties, the “International or Domestic Parties”). In the event that Seller proposes a refund or settlement payment to any International or Domestic Party, Seller shall provide Buyer with written notification of the material terms of such proposal, including, without limitation, the proposed aggregate payment (the “Payment Amount”) together with a copy of the applicable distribution agreement(s) with such International or Domestic Party. Buyer may, at its absolute and sole discretion, elect to pay the Payment Amount in cash to Seller (the date of any such payment, a “Payment Date”). Any Payment Amount delivered by Buyer to Seller in accordance with the terms of this Section 6.9 shall automatically reduce (without any further action by the Parties, notification to, or consent by Seller being required) the principal and accrued interest amount then outstanding under the Promissory Note on such Payment Date, provided, however, that the aggregate amount by which the principal and accrued interest amount outstanding under the Promissory Note is reduced hereunder shall not exceed the Seller’s Cash Indemnification Cap. Seller efforts made in full compliance with the provisions of this Section 6.9 during the Discussion Period shall not be otherwise prohibited by Section 6.3(a)(i).

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ARTICLE VII

CLOSING

Section 7.1 Time and Place of Closing. The closing of the Transaction provided for in this Agreement (the “Closing”) shall take place on the date of this Agreement at the offices of Jones Day, 12265 El Camino Real, San Diego, California 92130, at 10:00 a.m., local time, or at such other time and place as Buyer and Seller shall agree (the “Closing Date”).

Section 7.2 Closing Deliveries by Seller. At the Closing, Seller shall (i) take all steps reasonably necessary to place Buyer in actual possession and operating control of the Purchased Assets and (ii) assign and transfer to Buyer all of its right, title and interest in and to the Purchased Assets free and clear of any and all Encumbrances, including by delivery of the following documents, duly executed by Seller or other Person, as applicable, all of which shall be in form and substance reasonably acceptable to Buyer:

(a) Ancillary Agreements. Each of the Ancillary Agreements;

(b) Non-competition Agreements. The execution and delivery by Allan S. Jones, Ph.D. and James Wolf of the non-competition, non-solicitation and non-disclosure agreements with Buyer in the form attached hereto as Exhibit G (the “Non-Competition Agreements”);

(c) Seller Debt Schedule. The final Seller Debt Schedule, as updated in accordance with Section 6.5;

(d) Security Release Letters. From each of the parties listed on the Seller Debt Schedule duly executed Security Release Letters, together with UCC 3 termination statements, in particular, without limitation, from Yaskawa America, Inc. Motoman Robotics Division, with respect to any financing statements filed against any of the Purchased Assets terminating all Encumbrances (including Tax liens) on any of the Purchased Assets;

(e) FIRPTA Certificate. A certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by the Seller, in the form attached hereto as Exhibit H (the “FIRPTA Certificate”);

(f) Secretary’s Certificate. A certificate of Seller’s Secretary certifying as to: (i) the Articles of Incorporation and bylaws of Seller as in effect as of the Closing Date, (ii) resolutions or written actions of Seller’s shareholders and board of directors authorizing the execution, delivery and performance of this Agreement and of all other Transaction Documents, and (iii) the incumbency of Seller’s officer(s) executing this Agreement and all other Transaction Documents; and

(g) Certificate of Good Standing. A certificate from the Secretary of the State of the State of Delaware as to Seller’s good standing and payment of all applicable Taxes.

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Section 7.3 Closing Deliveries by Buyer. At the Closing, Buyer shall deliver (i) a wire transfer for credit to Seller’s account, in the amount equal to that portion of the Closing Cash Consideration deliverable at the Closing pursuant to Section 3.1(b) and (ii) each of the Ancillary Agreements, duly executed by the Buyer.

Section 7.4 Closing Deliveries by Buyer and Seller. At the Closing, Buyer and Seller shall deliver, duly executed, such other certificates, instruments or documents required pursuant to the provisions of this Agreement or otherwise necessary or appropriate to transfer the Purchased Assets in accordance with the terms hereof and consummate the Transaction, and to vest in Buyer full and complete title to the Purchased Assets, free and clear of all Encumbrances.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival of Representations and Warranties.

(a) All representations and warranties of Seller or Buyer under Articles IV and V respectively shall survive the Closing until the thirty six (36) month anniversary of the Closing Date such earlier date on which the Promissory Note is paid in full and the shares under the Warrant become exercisable (the “Survival Date”); provided, however, that:

(i) all representations and warranties of Seller contained in Section 4.2 (Authority), Section 4.4 (Title to Assets) and Section 4.7 (Brokers) (collectively, the “Fundamental Representations”) shall survive indefinitely; and

(ii) any claim for indemnification based upon a breach of any such representation or warranty and asserted prior to the Survival Date by written notice in accordance with Section 8.4 shall survive until final resolution of such claim.

(b) The representations, warranties and covenants made by Seller in this Agreement, the Ancillary Agreements or in any other instrument executed in connection with this Agreement, and Buyer’s right to indemnification with respect thereto pursuant to this Article VIII, shall not be affected or deemed waived by reason of any investigation made by or on behalf of Buyer prior to or after the date of this Agreement or by reason of the fact that Buyer or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or incomplete prior to or after the date of this Agreement.

(c) For purposes of determining the Survival Date under 8.1(a), any payments on the Promissory Note or stock issued under the Warrants that are paid or issued to the escrow agent pursuant to Section 8.4(c) shall be treated as payments made on the Promissory Note or stock issued on the exercise of the Warrant on the date(s) on which such payments are made or such stock is issued to be held by the escrow agent under Section 8.4(c).

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Section 8.2 Indemnification by Seller. Subject to the limitations set forth in this Article VIII, Seller shall indemnify, defend and hold harmless Buyer from and against any and all Damages, whether or not involving a third-party claim, including reasonable attorneys’ fees (collectively, “Buyer Damages”), arising out of, relating to or resulting from:

(a) any breach of a representation or warranty of Seller contained in this Article IV;

(b) any breach of a covenant of Seller contained in this Agreement or in any other Ancillary Agreement;

(c) any Excluded Asset or Excluded Liability;

(d) any noncompliance with applicable bulk sales or fraudulent transfer Legal Requirements in connection with the Transaction; or

(e) any Payment Amount referred to in Section 6.9.

Section 8.3 Indemnification by Buyer. Subject to the limitations set forth in this Article VIII, Buyer shall indemnify, defend and hold harmless Seller from and against any and all Damages, whether or not involving a third-party claim, including reasonable attorneys’ fees (collectively, “Seller Damages”), arising out of, relating to or resulting from:

(a) any breach of a representation or warranty of Buyer contained in this Article V; or

(b) any breach of a covenant of Buyer contained in this Agreement or in any other Ancillary Agreement.

Section 8.4 Procedures for Indemnification.

(a) Third Party Claims. Promptly after receipt by a Party entitled to indemnification hereunder (the “Indemnitee”) of written notice of the assertion or the commencement of any Proceeding by a third-party with respect to any matter referred to in Section 8.2 or Section 8.3 (a “Third Party Claim”), the Indemnitee shall give written notice thereof to the party obligated to indemnify Indemnitee (the “Indemnitor”), which notice shall include a description of the Third Party Claim, the amount thereof (if known and quantifiable) and the basis for the Third Party Claim, and thereafter shall keep the Indemnitor reasonably informed with respect thereto; provided, however, that failure of the Indemnitee to give the Indemnitor notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is prejudiced thereby. Any Indemnitor shall be entitled to participate in the defense of any Proceeding giving rise to Third Party Claim at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a nationally recognized and reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided, however, that:

(i) the Indemnitee shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor, and except that the Indemnitor shall pay all of the fees and expenses of such separate counsel if the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee);

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(ii) the Indemnitor shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnitee) and shall pay the fees and expenses of counsel retained by the Indemnitee if (1) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation; (2) the Indemnitee reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnitee’s reputation or future business prospects; (3) the claim seeks an injunction or equitable relief against the Indemnitee; (4) the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee; or (5) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim; and

(iii) if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice.

(b) Direct Claims. In the event any Indemnitee should have a claim against any Indemnitor under this Agreement that does not involve a Third Party Claim (a “Direct Claim”), the Indemnitee shall deliver notice of such Direct Claim to the Indemnitor promptly following discovery of any indemnifiable Damages, but in any event not later than the last date set forth in Section 8.1 for making such claim. Failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually prejudiced as a result of such failure. Such notice shall state in reasonable detail (to the extent then known) the amount or an estimated amount of such Direct Claim, and shall specify the facts and circumstances which form the basis or bases for such Direct Claim, and shall further specify the representations, warranties or covenants alleged to have been breached. Upon receipt or any such notice, the Indemnitor shall notify the Indemnitee as to whether the indemnitor accepts liability for any Damages. If the Indemnitor disputes its liability with respect to such Direct Claim, as provided above, it shall notify the Indemnitee within thirty (30) days of receipt of such notice. During this thirty (30) day period, the Indemnitor and the Indemnitee shall attempt to resolve such dispute in good faith. If the Indemnitor does not notify the Indemnitee within thirty (30) days following its receipt of such notice that the Indemnitor disputes its liability to the Indemnitee, such claim specified by the Indemnitee in such notice shall be conclusively deemed an immediately due and payable obligation of the Indemnitor hereunder. If the Indemnitee disputes the Direct Claim and the Indemnitor and Indemnitee do not resolve the Direct Claim within the applicable thirty (30) day period, the dispute shall be resolved as with any other dispute under this Agreement subject to Section 9.7.

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(c) All Claims. Subject to the limitations set forth in this Article VIII, only after any final decision, judgment or award shall have been rendered by a Governmental Authority of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnitee and the Indemnitor shall have arrived at a mutually binding agreement with respect to a Claim hereunder (in each case a “Claim Settlement”) in the case where the Buyer is the Indemnitor, the Indemnitor shall pay to the Indemnditee any sums due and owing pursuant to this Agreement with respect to such matter by wire transfer of immediately available funds within five (5) Business Days after such Claim Settlement; and in the case where the Seller is the Indemnitor, the set off described in Section 8.7 shall apply. For these purposes, during the period that any Direct Claim made by Buyer Indemnitee in good faith or any Third Party Claim is pending, Buyer shall pay or issue, as the case may be, to an escrow agent mutually agreeable to Seller and Buyer pursuant to a mutually agreeable escrow agreement any payments that would otherwise be due to Seller under the Promissory Note or any stock that would otherwise be issued upon exercise of the Warrant that would be subject to offset under Section 8.7 assuming for this purpose that the pending Claim had been resolved in the Third Party’s favor as of the date such Third Party Claim was filed for the full amount claimed due therein or if the pending Direct Claim had been resolved in Buyer’s favor for the full amount of such Claim on the date notice of such Direct Claim was provided by Buyer to the Seller. Any such payments on the Promissory Note or issuances of stock on the exercise of the Warrant shall in all respects be subject to the limitations under this Article VIII. Upon the resolution of any such Claim, the Buyer and the Seller shall jointly instruct the escrow agent to distribute any payments and/or shares of stock held in escrow to Buyer and/or Seller as their interests therein shall appear based on such resolution.

Section 8.5 Limitations on Indemnification.

(a) Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be obligated to indemnify Buyer (i) under Section 8.2(a), unless the aggregate of all Buyer Damages exceeds Ten Thousand Dollars ($10,000) (the “Seller’s Basket”), in which case the Buyer shall be entitled to recover all Buyer Damages, in excess of the Seller’s Basket or (ii) under Section 8.2, to the extent that the aggregate of all Buyer Damages exceeds (A) One Million dollars ($1,000,000) less any Payment Amounts delivered by Buyer under Section 6.9 (“Seller’s Cash Indemnification Cap”) plus (B) the aggregate value of 50% of the shares of Buyer’s common stock issuable under the Warrant as such value is determined in Section 12 of the Warrant (“Seller’s Warrant Indemnification Cap”; and together with Seller’s Cash Indemnification Cap, “Seller’s Indemnification Cap”); provided, however, that (I) the Seller’s Basket and the Seller’s Indemnification Cap shall not apply to any such indemnification obligations arising out of, relating to or resulting from (y) fraud or intentional misrepresentation by Seller; or (z) a breach of any of the Fundamental Representations and (II) except for Buyer Damages arising out of, relating to or resulting from fraud by Seller, in no event shall the aggregate of all Buyer Damages hereunder exceed the Consideration. The preceding notwithstanding, except for Buyer Damages arising out of, relating to or resulting from fraud by Seller, if Buyer shall have a claim for indemnification under Section 8.2(c) which it would also have a claim for indemnification under Section 8.2(a), which claim would be subject to the Seller’s Basket or the Seller’s Indemnification Cap, then the Seller’s Basket shall apply to such claim even if brought under Section 8.2(c); provided, however, that the Seller’s Basket shall not apply to a Claim for an Excluded Liability that is listed on Schedule 2.3(a).

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(b) Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not be obligated to indemnify Seller under Section 8.3(a) (i) unless the aggregate of all Seller Damages exceeds Ten Thousand Dollars ($10,000) (the “Buyer’s Basket”), in which case Seller shall be entitled to recover all Seller Damages, in excess of the Buyer’s Basket or (ii) to the extent that the aggregate of all Seller Damages exceeds the Closing Cash Consideration and the aggregate Note Consideration paid by Buyer to Seller under the Promissory Note (the “Buyer’s Indemnification Cap”); provided, however, that (I) the Buyer’s Basket and the Buyer’s Indemnification Cap shall not apply to any Buyer indemnification obligation arising out of, relating to or resulting from (y) fraud or intentional misrepresentation by Buyer; or (z) a breach of any of Buyer’s representations or warranties in Section 5.4 and (II) except for Seller Damages arising out, relating to or resulting from fraud by Buyer, in no event shall the aggregate of all Seller Damages hereunder exceed the Consideration.

Section 8.6 Other Provisions Concerning Indemnification.

(a) For purposes of determining the amount of Damages for this Article VIII (but not for determining a breach), all representations and warranties of the Parties in this Agreement shall be construed as if the term “material” (or any similar term) was omitted from such representations and warranties.

(b) The amount of Damages that an Indemnitee may be indemnified for pursuant to this Article VIII shall be net of any applicable insurance proceeds actually received by such Indemnitee under any insurance policy; provided, however, that an Indemnitee shall not be obligated to submit or pursue a claim for the recovery of insurance proceeds for which insurance proceeds are available.

(c) Buyer and Seller shall make commercially reasonable efforts to mitigate the amount of Damages.

(d) Without limiting the effect of any other limitation contained in this Article VIII, the calculation of Damages shall not include losses arising because of a change after Closing in Legal Requirements or accounting principles. A Person seeking to be indemnified pursuant to this Article VIII shall not be entitled to multiple recovery for the same Damages.

(e) Any payment made by Buyer, Seller or any of their respective Affiliates pursuant to this Article VIII shall, to the extent permissible under applicable Legal Requirements, be treated as an adjustment to the Consideration for all relevant Tax purposes.

Section 8.7 Setoff. Notwithstanding anything to the contrary contained in this Agreement, Buyer’s sole source of indemnification for any Buyer Damages pursuant to this Article VIII, shall be limited to a set off of any such Buyer Damages against:

(a) first, any unpaid payments on the Promissory Note when such payments are due and owing, provided, however, that the aggregate amount of set off by Buyer under this subsection (a) shall not exceed Seller’s Cash Indemnification Cap; and

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(b) next, shares of Buyer’s common stock for which the Warrant has not been exercised at the time such Warrant becomes exercisable by reducing such Warrant by a number of shares of Buyer’s common stock the aggregate value of which as determined pursuant to Section 12 of the Warrant is equal to the remaining Buyer Damages, provided, however, that the aggregate amount of set off by Buyer under this subsection (b) shall not exceed Seller’s Warrant Indemnification Cap; unless such Buyer Damages arise out of, relate to or result from fraud by Seller, in which case the Seller’s Cash Indemnification Cap and Seller’s Warrant Indemnification Cap shall not limit Buyer’s setoff rights hereunder. The setoff obligations of Buyer under this Section 8.7 will not constitute a breach or an event of default under the Promissory Note, the Warrant or any provision under this Agreement.

Section 8.8 Exclusive Remedy. From and after the Closing, notwithstanding anything in this Agreement to the contrary, except in the case of any remedy for injunction relief or specific performance or fraud, or any other remedy that may be available for a breach by Buyer under the Promissory Note or the Warrant, the indemnification rights in this Article VIII will be the sole and exclusive remedy of each party hereunder.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of non-automated confirmation of receipt by the recipient (or, the first Business Day following such receipt if such date is not a Business Day) of transmission by facsimile or by email of a .pdf, .tif, .gif, .jpg or similar electronic attachment, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if such date is not a Business Day) if delivered by a nationally recognized overnight courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to Seller, to:

Robofusion, Inc.

Attention: James S. Wolf

925 Moe Drive

Akron, Ohio 44310
Email: jameswolf65@gmail.com

with a copy (which shall not constitute notice) to :

Boldmore Growth Partners, LLC
Attention: Wade Myers
Managing Director

Boldmore Growth Partners, LLC
950 E. State Highway 114, Suite 160
Southlake, TX 76092
wade@boldmore.com
Facsimile: (888) 377-4841

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If to Buyer, to:

Generation NEXT Franchise Brands, Inc.
Attention: Nicholas Yates and Art Budman
2620 Financial Court #100
San Diego, CA 92117
Email: nick@gennextbrands.com and art.budman@gennextbrands.com
Facsimile: (858) 332-1704

with a copy (which shall not constitute notice) to:

Jones Day
Attention: Kenneth D. Polin
12265 El Camino Real, Suite 300
San Diego, CA 92130
Email: kpolin@jonesday.com
Facsimile: (858) 314-1150

Section 9.2 Headings. The headings in this Agreement, the Seller Disclosure Schedule and all schedules and exhibits hereto are for reference only and shall not affect the interpretation of this Agreement, the Seller Disclosure Schedule or the other schedules or exhibits hereto.

Section 9.3 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Counterparts may be delivered by facsimile or electronic mail of a document in Adobe Portable Document Format or other electronic file based on common standards, including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g. www.docusign.com, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 9.4 Expenses. Whether or not the Transaction is consummated, except as otherwise provided herein, all fees, costs and expenses incurred in connection with the Transaction including, but not limited to, all legal, accounting, financial, advisory, consulting and all other fees and expenses of third parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transaction contemplated hereby, shall be the obligation of the respective Party incurring such fees, costs and expenses.

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Section 9.5 Entire Agreement; Third-Party Beneficiaries. This Agreement and Section 21 of the Distribution Agreement, together with the Seller Disclosure Schedule, the other Transaction Documents and the other documents and instruments executed in connection herewith, are integrated documents and contain the sole and entire agreement and understanding between the Parties as to the matters contained herein and therein, and except as expressly provided herein, fully supersedes and merges any and all prior and contemporaneous agreements, understandings, proposals, negotiations, arrangements and/or discussions, both written and oral, among the Parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall (a) confer on any Person (other than the Parties and their respective successors or assigns or as expressly provided for in Article VIII) any rights (including third party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement or (b) constitute the Parties hereto as partners or as participants in a joint venture. The Parties shall cause their respective Affiliates to comply with all of the obligations specified in this Agreement to be performed by such Affiliates.

Section 9.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws of the State of Delaware or of any other jurisdiction. This Agreement shall be construed and interpreted without reference to the principle that a contract is to be construed against the drafter of the contract, it being acknowledged that the provisions of this Agreement have been drafted by the Parties during negotiations.

Section 9.7 Consent to Jurisdiction. Each Party hereto irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds that it lacks subject matter jurisdiction over a particular matter, the Federal court of the United States of America sitting in the State of Delaware, and any appellate court from any thereof, in connection with any matter based upon or arising out of this Agreement or the other Transaction Documents or the matters contemplated herein or therein, (b) agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and (iii) waives, to the fullest extent permitted by applicable Law, and covenants not to assert or plead any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 9.8 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AND AGREES TO CAUSE EACH OF ITS AFFILIATES TO WAIVE, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF A PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY OR ITS AFFILIATES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

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Section 9.9 Assignment. Subject to Section 6.3(d), no Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Any purported assignment in violation of this Section 9.9 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 9.10 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to negotiate in good faith to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, each of Buyer and Seller has caused this ASSET PURCHASE AGREEMENT to be executed on its behalf by their respective officer(s) thereunto duly authorized, in each case as of the date first written above.

BUYER: GENERATION NEXT FRANCHISE BRANDS, INC.

By:
Name:	Arthur S. Budman
Title:	Chief Executive Officer

SELLER: ROBOFUSION, INC.

By:
Name:	James Wolf
Title:

(SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT)

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EXHIBIT A

Definitions and Construction

1. Definitions

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Agreement” has the meaning specified in the introductory paragraph of the Asset Purchase Agreement.

“Allocation Schedule” has the meaning specified in Section 6.8(a)(i).

“Ancillary Agreements” shall mean collectively, the Trademark Assignment, the Domain Name Transfer, and the Patent Assignment.

“Asset Purchase Agreement” shall mean the Asset Purchase Agreement by and between Robofusion, Inc., a Delaware corporation (“Seller”) and Generation NEXT Franchise Brands, Inc., a Nevada corporation (“Buyer”).

“Business” shall mean the worldwide development, design, manufacturing, sale and distribution of interactive robotic kiosks or other vending machines, particularly targeted at the food and beverage industry, and any other business activities related to automated merchandising, including any services related to each of the foregoing.

“Business Day” means any day other than Saturday, Sunday or any days on which banks are generally not open for business in the State of California or the State of South Carolina.

“Buyer” shall have the meaning set forth in the introductory paragraph of the Asset Purchase Agreement.

“Buyer’s Basket” has the meaning specified in Section 8.5(b).

“Buyer Damages” has the meaning specified in Section 8.2.

“Buyer’s Indemnification Cap” has the meaning specified in Section 8.5(b).

“Claim” shall mean any action, suit, claim, demand, inquiry, arbitration, mediation, hearing, interference, opposition, re examination, concurrent use, cancellation or other dispute resolution or proceeding.

“Claim Settlement” has the meaning specified in Section 8.4(c).

“Closing” has the meaning specified in Section 7.1.

“Closing Payments” has the meaning specified in Section 3.1(b).

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“Closing Payment Schedule” has the meaning specified in Section 3.1(b).

“Closing Cash Consideration” has the meaning specified in Section 3.1(a).

“Closing Date” has the meaning specified in Section 7.1.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Confidential Information” shall mean all Trade Secrets and other confidential and/or proprietary information of a Person, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formula, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its employees, officers, directors, agents, representatives, or consultants.

“Confidentiality Agreement” has the meaning specified in Section 6.1.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Approval).

“Consideration” has the meaning specified in Section 3.1(a).

“Contract” shall mean any agreement, contract, consensual obligation, promise, understanding, arrangement, commitment or undertaking of any nature (whether written or oral and whether express or implied).

“Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Copyrights” shall mean all copyrights, whether in published or unpublished works, which include literary works, musical works, dramatic works, pantomimes and choreographic works, pictorial, graphic and sculptural works, motion pictures and other audiovisual works, sound recordings, architectural works and any other original works of authorship fixed in any tangible medium of expression (in whatever form now or hereafter existing); databases, data collections and rights therein, mask work rights, Software, web site content; rights to compilations, collective works and derivative works of any of the foregoing and moral rights in any of the foregoing; registrations and applications for registration for any of the foregoing and any renewals or extensions thereof; and moral rights and economic rights of others in any of the foregoing.

“Damages” shall mean and include any loss, damage, injury, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, accounting fee, expert fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature, but excluding punitive damages (except to the extent owned by the indemnified party to a third party).

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“Discussion Period” has the meaning specified in Section 6.9.

“Distribution Agreement” has the meaning specified in Section 6.4.

“Domain Names” means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.

“Domain Name Transfer” shall mean the domain name transfer agreement to be entered into at Closing between Seller and Buyer or one or more of their Subsidiaries, as the case may be, substantially in the form attached hereto as Exhibit E.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). Notwithstanding the foregoing, Encumbrance shall exclude (a) any non-exclusive licenses granted by Seller to its customers in connection with the sales of products of the Business in the ordinary course of business that do not materially adversely affect Buyer’s use, enjoyment or exploitation of, or otherwise derive the benefits from, the Purchased Assets and (b) any license or other agreement by, through or under which the Seller’s right in or to a given Purchased Asset is created that does not materially adversely affect Buyer’s use, enjoyment or exploitation of, or otherwise derive the benefits from, the Purchased Assets.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including any limited liability company or joint stock company).

“Excluded Assets” has the meaning specified in Section 2.2.

“Excluded Liabilities” has the meaning specified in Section 2.3.

“FIRPTA Certificate” has the meaning specified in Section 7.2(e).

“Fundamental Representations” has the meaning specified in Section 8.1(a)(i).

“GAAP” means U.S. generally accepted accounting principles in effect on the date on which they are to be applied pursuant to this Agreement, applied consistently throughout the relevant periods.

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“Governmental Approval” shall mean any: (a) permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Authority.

“Governmental Authority” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multinational organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing or arbitral authority or power of any nature.

“Indemnitee” has the meaning specified in Section 8.4.

“Indemnitor” has the meaning specified in Section 8.4.

“Intellectual Property” means all Copyrights, Domain Names, Software, Trademarks, Trade Secrets and Patents.

“Intellectual Property Agreements” mean all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive royalties or any other consideration), whether written or oral, relating to any Intellectual Property that relates to, is used in or necessary for the conduct of the Business as currently conducted to which the Seller is a party, beneficiary or otherwise bound.

“International or Domestic Parties” has the meaning specified in Section 6.9.

“Knowledge”: Seller shall be deemed to have “Knowledge” of a particular fact or other matter if any of its directors, officers or employees has actual knowledge, or should have discovered or otherwise become aware, of such fact or other matter after reasonable inquiry.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, Order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

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“Licensed Seller Intellectual Property” means any and all Seller Intellectual Property that is not Owned Seller Intellectual Property.

“Malicious Code” means any disabling codes or instructions, spyware, Trojan horses, worms, trap doors, backdoors, Easter eggs, logic bombs, time bombs, cancelbots, viruses and other software or programming routines that permit or cause (or are suspected or known to permit or cause) unauthorized access to, or disruption, modification, recordation, misuse, transmission, impairment, disablement, or destruction of, Software, data, systems or other materials, or that consume resources or alter the operation of any Systems.

“Non-Competition Agreements” has the meaning specified in Section 7.2(b).

“Note Consideration” has the meaning specified in Section 3.1(a).

“Object Code” shall mean computer Software that is substantially or entirely in binary form and that is intended to be directly executable by a computer after suitable processing and linking but without any intervening steps of compilation or assembly.

“Open Source License” shall mean any version of the GNU General Public License (GPL), Lesser/Library General Public License (LGPL), Mozilla Public License (MPL), Common Public License (CPL) or any other license for Software where the license includes terms providing that (a) a licensee of the Software is authorized to make modifications to, or derivative works of, the Source Code for the Software, and (b) the licensee is authorized to distribute such modifications or derivative works of the Software only if subsequent licensees are authorized to further modify or make derivative works of licensee’s works.

“Open Source Materials” shall mean all Software that is licensed or distributed under an Open Source License.

“Order” shall mean any: (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority; or (b) Contract with any Governmental Authority that is or has been entered into in connection with any Proceeding.

“Owned Seller Intellectual Property” shall mean any and all Intellectual Property owned in whole or in part by Seller (or Seller purports to own in whole or in part), including, but not limited to, the Seller Registered Intellectual Property

“Parties” has the meaning specified in the introductory paragraph of the Asset Purchase Agreement.

“Patents” shall mean all patents, industrial and utility models, industrial designs, petty patents, design patents, patents of importation, patents of addition, certificates of invention, and any other indicia of invention ownership issued or granted by any Governmental Authority; all applications for any of the foregoing, including provisional, utility, design, priority and other applications, divisionals, and continuations (in whole or in part); all extensions, reissues, re-examinations or renewals of any of the foregoing; and all equivalents or counterparts of any of the foregoing.

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“Patent Assignment” shall mean the patent assignment agreement to be entered into at Closing between Seller and Buyer or one or more of their Subsidiaries, as the case may be, substantially in the form attached hereto as Exhibit F.

“Payment Amount” has the meaning specified in Section 6.9.

“Payment Date” has the meaning specified in Section 6.9.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or Governmental Authority.

“Pre-Closing Period” shall mean any taxable period ending on or before the Closing Date and that portion of the Straddle Period that ends on the Closing Date.

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.

“Promissory Note” has the meaning specified in Section 3.1(c).

“PTO” has the meaning specified in Section 4.5(a).

“Purchased Assets” has the meaning specified in Section 2.1.

“Registered Intellectual Property” shall mean any Patents, Trademark registrations, Copyright registrations, Domain Name registrations, mask work registrations or applications for any of the foregoing issued, pending or filed with any Governmental Authority or other applicable registrar.

“Representatives” shall mean all officers, directors, employees, attorneys, accountants, advisors, agents, distributors, licensees, shareholders, members, subsidiaries and lenders of a party. In addition, all Affiliates of Seller shall be deemed to be “Representatives” of Seller.

“Restricted Territory” shall mean any country, province, state, city, or other similar political subdivision of the United States and throughout the world.

“Security Release Letters” has the meaning specified in Section 6.5.

“Seller” shall have the meaning set forth in the introductory paragraph of the Asset Purchase Agreement.

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“Seller Contracts” shall mean all Contracts to which Seller is a party and that relate to or are used, held for use or intended to be used in the Business.

“Seller Damages” has the meaning specified in Section 8.3.

“Seller Debt” shall mean, without duplication, the aggregate of the following: (1) any Liability of Seller or any of its Subsidiaries (A) for borrowed money (including the current portion thereof), whether or not contingent, or issued or incurred in substitution or exchange for any such Liability for borrowed money, (B) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance, note purchase or similar facility, (C) evidenced by a bond, note, debenture or similar instrument or debt security (including a purchase money obligation or any Encumbrance to secure all or part of the purchase price of the property subject to such Encumbrance, and any obligation for the deferred purchase price of property or services), (D) created or arising under any conditional sale or other title retention agreement with respect to property acquired by Seller or any of its Subsidiaries (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (E) as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases in respect of which Seller or any of its Subsidiaries is liable as a lessee; and (F) for any obligations secured by an Encumbrance on property owned by Seller or any of its Subsidiaries; (2) any Liability described in clause (1) above of other Persons that is guaranteed directly or indirectly in any manner by Seller or any of its Subsidiaries, or which Seller or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss; and (3) any Liability described in clause (1) of other Persons that is secured by (or for which the holder of such Liability has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by Seller or any of its Subsidiaries, even though Seller or any such Subsidiary has not assumed or become liable for the payment of such Liability. For purposes of this Agreement, Seller Debt includes (1) any and all accrued interest, fees, change of control payments, prepayment premiums, make whole premiums or penalties and fees or expenses actually incurred (including attorneys’ fees) associated with the prepayment of any Seller Debt, and (2) any and all amounts of the nature described in clauses (1)(A) through (F) owed by Seller or any of its Subsidiaries to any of its Affiliates including any of its members or stockholders.

“Seller Debt Schedule” has the meaning specified in Section 6.5.

“Seller Disclosure Schedule” has the meaning specified in the introductory paragraph to Article IV.

“Seller Intellectual Property” shall mean all Intellectual Property, including all Seller Software, that is owned or purported to be owned by Seller or to which Seller has been granted a license or other rights, and that relates to, is used in, or necessary for the conduct of the Business as currently conducted, including the rights to sue and collect damages for all past, present and future infringement, misappropriation or other violation of the foregoing, and the goodwill associated with the foregoing.

“Seller PII” has the meaning specified in Section 4.5(0).

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“Seller Products” shall mean interactive robotic kiosks or other vending machines in various sizes, particularly targeted at the food and beverage industry, developed, designed, manufactured, sold, licensed or otherwise distributed or provided (or planned or envisioned to be developed, designed, manufactured, sold, licensed or otherwise distributed or provided) worldwide by or for Seller in connection with or related to the Business (including all versions and releases thereof, whether already distributed or provided, under development, planned or conceived, or otherwise), together with any related materials, information or data, including, without limitation, the names, numbers (e.g., part numbers) and packaging associated with such products.

“Seller Registered Intellectual Property” has the meaning specified in Section 4.5(a).

“Seller Software” has the meaning specified in Section 4.5(b).

“Seller’s Basket” has the meaning specified in Section 8.5(a).

“Seller’s Cash Indemnification Cap” has the meaning specified in Section 8.5(a).

“Seller’s Indemnification Cap” has the meaning specified in Section 8.5(a).

“Seller’s Warrant Indemnification Cap” has the meaning specified in Section 8.5(a).

“Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or Object Code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all user documentation, including user manuals and training materials, relating to any of the foregoing.

“Source Code” shall mean computer Software that may be displayed or printed in human readable form, including all related programmer comments, annotations, flowcharts, diagrams, help text, data and data structures, instructions, procedural, object oriented or other human readable code, and that is not intended to be executed directly by a computer without an intervening step of compilation or assembly.

“Straddle Period” means any taxable period that begins on or before, but ends after, the Closing Date.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Survival Date” has the meaning specified in Section 8.1(a).

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“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any tax, duty or similar governmental fee, levy, assessment or charge of any kind whatsoever imposed by a Tax Authority, including, without limitation, all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, carnet, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, unclaimed property, escheat, sales, use, transfer, registration, alternative or add-on minimum, or estimated tax, together with any penalties, additions to tax or additional amounts arising with respect to the foregoing or the obligation to file Tax Returns, and any interest on any of the foregoing.

“Tax Authority” means any Governmental Authority responsible for the imposition, assessment or collection of any Tax (domestic or foreign).

“Tax Consideration” has the meaning specified in Section 6.8(a)(i).

“Tax Return” shall mean any return, statement, declaration, notice, certificate or other document that is or has been filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement related to any Tax.

“Third Party Claim” has the meaning specified in Section 8.4(a).

“Trademarks” shall mean trademarks, service marks, fictional business names, trade names, commercial names, certification marks, collective marks, Internet domain names and uniform resource locators and alphanumeric designations associated therewith and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services; registrations, renewals, applications for registration, equivalents and counterparts of the foregoing; and the goodwill of the business associated with each of the foregoing.

“Trademark Assignment” shall mean the trademark assignment agreement to be entered into at Closing between Seller and Buyer or one or more of their Subsidiaries, as the case may be, substantially in the form attached hereto as Exhibit D.

“Trade Secrets” shall mean unpublished inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, formulae, recipes, patterns, compilations, data collections, diagrams, drawings, blueprints, mask works, devices, methods, techniques, processes, know how, instructions, configurations, prototypes, samples, specifications, technology, trade secrets, confidential information, proprietary information, customer lists, Source Code, Object Code and technical information, and moral and economic rights of authors and inventors in any of the foregoing.

“Transaction” shall mean, collectively, the transactions contemplated by this Agreement, the Promissory Note and the Warrant, and the transactions contemplated hereby to take place on the Closing Date.

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“Transaction Documents” shall mean this Agreement, the Promissory Note, the Warrant, the Non-Competition Agreements, the Ancillary Agreements and the other items delivered by the Buyer and Seller under Sections 7.2, 7.3 and 7.4 of the Agreement.

“Transfer Tax” means any harmonized sales tax, federal, state, county, local, foreign and other sales, use, transfer, VAT, goods and services, conveyance, documentary transfer, stamp, recording, registration or other similar Tax (including any notarial fee) imposed on the sale, transfer or assignment of the Purchased Assets from Seller to Buyer pursuant to this Agreement.

“Warrant” has the meaning specified in Section 3.1(d).

“Warrant Consideration” has the meaning specified in Section 3.1(a).

2. Construction

Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to any gender include the other genders, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and will be deemed to be followed by the words “without limitation”, (d) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (e) the terms “day” and “days” mean and refer to calendar day(s) and (f) the terms “year” and “years” mean and refer to calendar year(s).

Unless otherwise set forth herein, references in this Agreement to (a) any document, instrument or agreement (including this Agreement) include (1) all exhibits, schedules and other attachments thereto, (2) all documents, instruments or agreements issued or executed in replacement thereof and (3) such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (b) a particular Legal Requirement means such Legal Requirement as amended, modified, supplemented or succeeded, from time to time and in effect through the Closing Date.

All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

This Agreement will not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.

All accounting terms not specifically defined herein will be construed in accordance with GAAP.

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THIS PROMISSORY NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH NOTE MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THIS NOTE (AND ALL PAYMENT AND ENFORCEMENT PROVISIONS HEREIN) IS SUBJECT TO THE TERMS OF THAT CERTAIN ASSET PURCHASE AGREEMENT, DATED AS OF DECEMBER 29, 2016, BY AND BETWEEN THE COMPANY AND THE HOLDER (AS IT MAY BE AMENDED FROM TIME TO TIME IN ACCORDANCE WITH ITS TERMS, THE “PURCHASE AGREEMENT”). IN THE EVENT OF ANY INCONSISTENCY BETWEEN THIS NOTE AND THE PURCHASE AGREEMENT, THE TERMS OF THE PURCHASE AGREEMENT SHALL CONTROL.

PROMISSORY NOTE

$2,000,000.00	December 29, 2016 San Diego, California

FOR VALUE RECEIVED, Generation NEXT Franchise Brands, Inc., a Nevada corporation (the “Company”), promises to pay to the order of Robofusion, Inc. (“Holder”), the principal sum of Two Million dollars $2,000,000.00 with interest on the outstanding principal amount at the rate of three and one quarter percent (3.25%) per annum (computed on the basis of actual calendar days elapsed and a year of 365 days) or, if less, at the highest rate of interest then permitted under applicable law. Interest with respect this Promissory Note (this “Note”) shall commence on the Commencement Date (as defined below) and continue on the outstanding principal of this Note until paid in full in accordance with the provisions hereof.

1. Definitions. For purposes of this Note, the following terms shall have the following meanings:

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Business Day” means any day which is not a Saturday or Sunday or a legal holiday on which banks are authorized or required to be closed in San Diego, California.

“Commencement Date” means the earlier of (x) the delivery by the Company of the first frozen yogurt robot to a customer or (y) June 30, 2017.

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“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

2. Maturity. Unless sooner paid or accelerated in accordance with the terms hereof, subject to Section 6 hereof, the entire unpaid principal amount and all unpaid accrued interest shall become fully due and payable on demand by the Holder on the earlier of (a) the three (3) year anniversary of the Payment Date, or (b) the acceleration of the maturity of this Note by the Holder upon the occurrence of an Event of Default (such earlier date, the “Maturity Date”).

3. Payments.

(a) Payment of Principal and Interest. Commencing on September 30, 2017 (the “Payment Date”), the Company shall repay the outstanding principal, together with accrued interest thereon, in twelve equal installments, with each such installment payable on the last business day of each quarter following the Payment Date; provided, however, that any such payments shall be reduced and offset by the Company pursuant to Section 6 hereof.

(b) Form of Payment. All payments of interest and principal shall be in lawful money of the United States of America to Holder, at the address specified in the Agreement, or at such other address as may be specified from time to time by Holder in a written notice delivered to the Company.

(c) Prepayment. The Holder may be prepaid in whole or in part at any time without premium or penalty upon two (2) business days advance written notice to the Holder. Any such prepayment shall be applied proportionately over all payments under Section 3(a).

4. Representations and Warranties. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Company has the corporate power and authority to execute and deliver this Note and to perform its obligations hereunder. The execution, delivery and performance of this Note has been duly and validly authorized by all necessary corporate or other action on the part of the Company. This Note has duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

5. Default.

(a) Events of Default. For purposes of this Note, any of the following events which shall occur shall constitute an “Event of Default”:

(i) any indebtedness under this Note is not paid when and as the same shall become due and payable, whether at maturity, by acceleration, or otherwise, and any such amount shall remain unpaid for a period of twenty (20) days after the due date thereof;

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(ii) the Company shall (A) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of itself or any part of its property, (B) become subject to the appointment of a receiver, trustee, custodian or liquidator for itself or any part of its property if such appointment is not terminated or dismissed within sixty (60) days, (C) make an assignment for the benefit of creditors, (D) institute any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, or file a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law, or file an answer admitting the material allegations of a bankruptcy, reorganization or insolvency petition filed against it, or (E) become subject to any involuntary proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within sixty (60) days of filing, or have an order for relief entered against it in any proceeding under the United States Bankruptcy Code; or

(iii) the Company shall liquidate, wind up or dissolve.

(b) Consequences of Events of Default. If any Event of Default shall occur for any reason, whether voluntary or involuntary, and be continuing, Holder may, upon notice or demand, declare the outstanding indebtedness under this Note to be due and payable, whereupon the outstanding indebtedness under this Note shall be and become immediately due and payable, and the Company shall immediately pay to Holder all such indebtedness.

6. Right of Setoff; Payment Amount. This Note is subject to the setoff rights of the Company as provided in, and subject to the limitations set forth in, Article VIII of the Purchase Agreement. The Company shall have the right to set off against any amount due hereunder the amount of Buyer Damages to which the Company may be entitled under the Purchase Agreement, as provided in, and subject to the limitations set forth in, Article VIII thereof. Additionally, without limiting the forgoing, the principal and interest under this Note shall be automatically reduced by the amount of any Payment Amount delivered by the Company to Holder (or any Affiliate thereof) pursuant to Section 6.9 of the Purchase Agreement.

7. Lost, Stolen, Destroyed or Mutilated Notes. In case any Note shall be mutilated, lost, stolen or destroyed, the Company shall issue a new Note of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of any mutilated Note, or in lieu of any Note lost, stolen or destroyed, upon receipt of evidence satisfactory to the Company of the loss, theft or destruction of such Note.

8. Governing Law. This Note is to be construed in accordance with and governed by the laws of the State of Delaware.

9. Amendment and Waiver. No amendment, modification, termination or waiver of any provision of this Note shall be effective unless the same shall be in writing and signed by the Company and Holder.

10. Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

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11. Assignment. Neither this Note, nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company or by Holder without the prior written consent of the Company or Holder, respectively. All rights and obligations of the Company and Holder hereunder shall be binding upon and benefit the successors, permitted assigns and administrators of the parties.

12. Remedies Cumulative; Failure or Indulgence Not a Waiver. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note. No failure or delay on the part of Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

13. Payments. Whenever any payment of cash is to be made by the Company to the Holder pursuant to this Note, such payment shall be made in lawful money of the United States of America by either (a) a check drawn on the account of the Company and sent via overnight courier service to Holder at such address as previously provided to the Company in writing (which address, in the case of Holder as of the date of issuance hereof, shall initially be the address for Holder as set forth in the Agreement) or (b) via wire transfer of immediately available funds. Whenever any payment to be made shall otherwise be due on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

14. Excessive Interest. Notwithstanding any other provision herein to the contrary, this Note is hereby expressly limited so that the interest rate charged hereunder shall at no time exceed the maximum rate permitted by applicable law. If, for any circumstance whatsoever, the interest rate charged exceeds the maximum rate permitted by applicable law, the interest rate shall be reduced to the maximum rate permitted, and if Holder shall have received an amount that would cause the interest rate charged to be in excess of the maximum rate permitted, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing hereunder (without charge for prepayment) and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal, such excess shall be refunded to the Company.

(Remainder of Page Intentionally Left Blank)

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by its officers, thereunto duly authorized as of the date first above written.

COMPANY: GENERATION NEXT FRANCHISE BRANDS, INC.

By:
Name:	Arthur S. Budman
Title:	Chief Executive Officer

Address:	2620 Financial Court, Suite 100 San Diego, California 92117

(SIGNATURE PAGE TO PROMISSORY NOTE)

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THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, AND APPLICABLE STATE SECURITIES LAWS, COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES, (B) THE COMPANY RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THESE SECURITIES SATISFACTORY TO THE COMPANY STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION, OR (C) THE COMPANY OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

Warrant Number: C-1

Date of Issuance: December 29, 2016

WARRANT TO PURCHASE STOCK OF
GENERATION NEXT FRANCHISE BRANDS, INC.

For value received, Generation NEXT Franchise Brands, Inc., a Nevada corporation (the “Company”), hereby grants to Robofusion, Inc. (“Holder”) the right to purchase from the Company, at the option of Holder, that number of shares of the Company’s common stock (the “Common Stock”) as set forth in Section 2 hereof (the “Warrant”). For purposes of this Warrant, “Asset Purchase Agreement” shall refer to that certain Asset Purchase Agreement, dated December 29, 2016, by and between the Company and the Holder, as it may be amended from time to time in accordance with its terms.

1. Term of Warrant. Subject to the terms and conditions set forth herein, including without limitation Section 12 hereof , the Holder may exercise this Warrant, in whole or in part, during the term commencing the date hereof and ending at 5:00 p.m. (Pacific Time) on December 28, 2021.

2. Exercise Amount and Price.

(a) The exercise price per share (the “Exercise Price”) at which this Warrant may be exercised is $0.50, as such price may be adjusted from time to time pursuant to Section 11 hereof.

(b) Subject to the terms and conditions herein, including without limitation Section 12 hereof, this Warrant may be exercised for the purchase of up to One Million Five Hundred Twenty Thousand (1,520,000) shares of the Company’s Common Stock.

3. Exercise of Warrant.

(a) Exercise. The purchase rights represented by this Warrant are exercisable by the Holder as follows, in each such case, subject to the terms and conditions herein, including without limitation Section 12 hereof: (i) up to 506,666 shares of Common Stock on or after the one (1) year anniversary of the Date of Issuance, (ii) up to an additional 506,667 shares of Common Stock on or after the two (2) year anniversary of the Date of Issuance and (iii) up to an additional 506,667 shares of Common Stock on or after the three (3) year anniversary of the Date of Issuance, in each such case, in whole or in part, by the surrender of this Warrant and the Notice of Exercise annexed hereto duly completed and executed on behalf of the Holder, at the principal offices of the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company), upon payment in cash or by check acceptable to the Company of the Exercise Price of the shares to be purchased.

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(b) Net Exercise. This Warrant may be exercised, subject to the limitations set forth in Section 3(a) above, by the Holder through a cashless exchange by delivery and surrender of this Warrant with a Notice of Exercise duly executed. In such event, Holder shall receive that number of shares of Common Stock (or other securities to which Holder is entitled pursuant to Section 11 hereof) (the “Warrant Stock”) in exchange for the Warrant, or portion thereof, computed using the following formula:

X = Y (A - B)

    A

where:	X =	the number of shares of Warrant Stock to be issued to the Holder;

	Y =	the number of shares of Warrant Stock requested to be exercised under this Warrant;

	A =	the Market Value (as defined below) of one (1) share of the Warrant Stock on the date of exercise; and

	B =	the Exercise Price (as adjusted pursuant to the terms of this Warrant).

For purposes hereof, the “Market Value” of the Warrant Stock as of a particular date shall be determined as follows: (i) if traded on a national securities exchange or through the Nasdaq Stock Market, the Market Value shall be deemed to be the volume weighted average trading price of the Warrant Stock on such exchange for the five (5) trading days immediately prior to the date of exercise indicated in the Notice of Exercise (or if no reported sales took place on such day, the last date on which any such sales took place prior to the date of exercise); and (ii) if traded over-the-counter only and not on the Nasdaq Stock Market, the Market Value shall be deemed to be the average of the closing bid and asked prices over the five (5) trading days immediately prior to the date of exercise indicated in the Notice of Exercise (or if no reported sales took place on such day, the last date on which any such sales took place prior to the date of exercise). If the Warrant Stock is not traded on the over-the-counter market or through the Nasdaq Stock Market or on an exchange, this Warrant may be exercised by the Holder through a cashless exchange as described above but the Market Value per share of Warrant Stock shall be the price per share of Warrant Stock that the Company could obtain from a willing buyer for Warrant Stock sold by the Company as such price shall be determined in good faith by the Company’s Board of Directors.

(c) Effective Time of Exercise. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the shares of Warrant Stock issuable upon such exercise shall be treated for all purposes as the holder of record of such shares as of the close of business on such date. As promptly as practicable on or after such date, the Company shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of shares issuable upon such exercise. In the event that this Warrant is exercised in part, the Company will execute and deliver a new Warrant of like tenor exercisable for the number of shares for which this Warrant may then be exercised.

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4. No Fractional Shares. No fractional share of any class or series of the Company’s capital stock shall be issued upon exercise of this Warrant.

5. Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and (a) in the case of loss, theft, or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or (b) in the case of mutilation, on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount. The Holder shall reimburse the Company for all reasonable expenses incidental to replacement of this Warrant.

6. Rights of Stockholder. This Warrant shall not entitle its holder to any of the rights of a stockholder of the Company until the Warrant shall have been exercised and the shares of Warrant Stock purchasable upon the exercise hereof shall have been issued.

7. Warrant Not Transferable. This Warrant and the rights hereunder are not transferable and/or assignable, in whole or in part, by the Holder without the consent of the Company. Notwithstanding the foregoing, Holder may assign or transfer this Warrant (but only with all related obligations) to one or more of Holder’s “affiliates” (as such term is defined in Rule 501 of Regulation D promulgated under the Act); provided, however, that (a) Holder provides the Company with written notice of the transfer within a reasonable time after such transfer, which notice shall include the name and address of such transferee or assignee and (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of the Warrant. Upon such transfer in accordance with this Section 7, such transferee or assignee shall have the rights and obligations of Holder under this Warrant.

8. Compliance with Securities Laws.

(a) The Holder of this Warrant, by acceptance hereof, acknowledges that this Warrant and the shares of Warrant Stock (and any common stock to be issued upon conversion thereof) to be issued upon exercise hereof are being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder will not offer, sell, or otherwise dispose of this Warrant or any shares of Warrant Stock (or any common stock to be issued upon conversion thereof) to be issued upon exercise hereof or conversion thereof except under circumstances that will not result in a violation of the Act, or any state securities laws. Upon exercise of this Warrant, the Holder shall, if reasonably requested by the Company, confirm in writing, in a form reasonably satisfactory to the Company, that the shares of Warrant Stock (and any common stock to be issued upon conversion thereof) so purchased are being acquired solely for the Holder’s own account and not as a nominee for any other party, for investment, and not with a view toward distribution or resale.

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(b) Holder further acknowledges that it is familiar with the definition of “accredited investor” in Rule 501 of Regulation D promulgated under the Act and certifies that Holder is an accredited investor as defined in such rule.

(c) Holder understands that neither this Warrant nor the Warrant Stock (and any common stock to be issued upon conversion thereof) have been registered under the Act, and therefore they may not be sold, assigned or transferred unless (i) a registration statement under the Act is in effect with respect thereto or (ii) an exemption from registration is found to be available to the satisfaction of the Company.

(d) Holder further acknowledges and agrees that the stock certificates evidencing the Warrant Stock (and any common stock to be issued upon conversion thereof) shall bear a restrictive legend, substantially in the following form (in addition to such other restrictive legends as are required or deemed advisable under the provisions of this Warrant, any applicable law or any other agreement to which Holder is a party):

“THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES, (B) THE COMPANY RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THESE SECURITIES SATISFACTORY TO THE COMPANY STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION, OR (C) THE COMPANY OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.”

9. Notice of Certain Events.

(a) Whenever the Exercise Price or number of shares purchasable hereunder shall be adjusted pursuant to Section 11 hereof and if so requested by Holder, the Company shall issue a certificate signed by its Chief Financial Officer, or other similar officer, setting forth in reasonable detail the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the Exercise Price and number of shares purchasable hereunder after giving effect to such adjustment and shall cause a copy of such certificate to be mailed (by first class mail, postage prepaid) to the Holder of this Warrant.

(b) The Company shall provide prompt notice to the Holder of any decision by the Board of Directors to liquidate, wind-up or dissolve the Company.

10. Amendments; Waivers.

(a) The provisions of this Warrant may be amended (either generally or in a particular instance and either retroactively or prospectively), only by an instrument in writing signed by the Company and the Holder. Any amendment or waiver effected in accordance with this Section 10(a) shall be binding upon Holder and Holder’s successors and assigns.

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(b) No waivers of or exceptions to any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition or provision.

11. Adjustments. The Exercise Price and the number of shares purchasable hereunder are subject to adjustment from time to time as follows:

(a) Change in Control.

(i) If, (A) at any time on or after the Effective Time and (B) while this Warrant remains outstanding and unexpired, there shall be a Change in Control, then, as a part of such transaction, lawful provision shall be made so that the holder of this Warrant shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the Exercise Price then in effect, the number of shares of stock or other securities or property of the successor corporation resulting from such transaction which a holder of the shares deliverable upon exercise of this Warrant would have been entitled to receive in such transaction if this Warrant had been exercised immediately before such transaction, all subject to further adjustment as provided in this Section 11.

(ii) For purposes of this Section 11, a “Change in Control” shall mean (A) a reorganization (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), (B) a merger or consolidation of the Company with or into another corporation in which the Company is not the surviving entity or a reverse triangular merger in which the Company is the surviving entity but the shares of the Company’s capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise, or (C) a sale or transfer of all or substantially all of the Company’s properties and assets to any other person.

(b) Reclassification, etc. If, (i) at any time on or after the Date of Issuance and (ii) while this Warrant remains outstanding and unexpired, the Company shall, by reclassification of securities or otherwise, change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change and the Exercise Price therefor shall be appropriately adjusted, all subject to further adjustment as provided in this Section 11.

(c) Split, Subdivision or Combination of Shares. If, (i) at any time on or after the Closing and (ii) while this Warrant remains outstanding and unexpired, the Company shall split, subdivide or combine the securities as to which purchase rights under this Warrant exist into a different number of securities of the same class, the Exercise Price for such securities shall be proportionately decreased in the case of a split or subdivision or proportionately increased in the case of a combination. Upon an adjustment in the Exercise Price pursuant to this Section 11(c), the number of shares subject to this Warrant (which were the subject of such split, subdivision or combination) shall be adjusted accordingly such that the aggregate Exercise Price payable for the purchase of such shares shall remain the same as before such split, subdivision or combination.

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(d) Adjustments for Dividends in Stock or Other Securities or Property. If, (i) at any time on or after the Closing and (ii) while this Warrant remains outstanding and unexpired, the holders of the securities as to which purchase rights under this Warrant exist at the time shall have received, or on or after the record date fixed for the determination of eligible stockholders shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of the Company by way of dividend or other distribution in respect of the Warrant Stock, then, and in each case, this Warrant shall represent the right to acquire, in addition to the number of shares of the security receivable upon exercise of this Warrant and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash) of the Company which such holder would hold on the date of such exercise had it been the holder of record of the security receivable upon exercise of this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock available by it as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this Section 11.

12. Right of Setoff. This Warrant is subject to the setoff provisions, as provided in, and subject to the limitations set forth in, Article VIII of the Purchase Agreement. The Company’s setoff rights against any shares of Common Stock due and exercisable hereunder shall be determined by dividing (a) the amount of Buyer Damages as provided in, and subject to the limitations set forth in, Article VIII, of the Purchase Agreement, by (b) the Exercise Price.

13. Headings. The descriptive headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant.

14. Governing Law. The construction, validity and interpretation of this Warrant shall be governed by the internal law, and not the conflicts of law provisions, of the State of Delaware.

15. Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Warrant shall be made in accordance with Section 9.1 of the Asset Purchase Agreement.

16. Counterparts. This Warrant may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of the Date of Issuance indicated above.

COMPANY: GENERATION NEXT FRANCHISE BRANDS, INC., a Nevada corporation

By:
Name:	Arthur S. Budman
Title:	Chief Executive Officer

Address:	2620 Financial Court, Suite 100 San Diego, California 92117

Email:	Art.budman@gennextbrands.com

(SIGNATURE PAGE TO COMMON STOCK WARRANT)

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ACKNOWLEDGED AND AGREED:

HOLDER: ROBOFUSION, INC.

By:
Name:	James Wolf
Title:

Address:

Email:

(SIGNATURE PAGE TO COMMON STOCK WARRANT)

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NOTICE OF EXERCISE

To: ___________________

(1) By checking the appropriate line, the undersigned (“Holder”), pursuant to the provisions set forth in the Warrant to Purchase Stock dated December 29, 2016 (the “Warrant”):

___ hereby elects to purchase ____________ shares of the Common Stock (as defined in the Warrant) pursuant to the terms of the Warrant, and tenders herewith payment of the purchase price for such shares in full; or

___ hereby elects, under the net exercise provisions of Section 3(b) of the Warrant, to surrender the right to purchase ____________ shares of the Common Stock pursuant to the terms of the Warrant in exchange for the issuance of ____________ shares of such Common Stock.

(2) In exercising the Warrant, Holder confirms and acknowledges that (a) the shares of Common Stock (and the common stock to be issued upon conversion of such preferred stock) are being acquired solely for the account of Holder and not as a nominee for any other party, and for investment, and (b) Holder will not offer, sell, or otherwise dispose of any such shares of Common Stock or common stock, except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any state securities laws.

(3) Please issue a certificate or certificates representing said shares of Warrant Stock in the name of Holder.

(4) Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of Holder.

[Print Name]

[Date]	[Signature]

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TRADEMARK ASSIGNMENT AGREEMENT

This TRADEMARK ASSIGNMENT AGREEMENT (this “Agreement” or “Trademark Assignment”) is made as of December 29, 2016 by and between Robofusion, Inc., a Delaware corporation (“Seller”), and Generation NEXT Franchise Brands, Inc., a Nevada corporation (“Buyer”, and together with Seller, the “Parties”, and each individually a “Party”).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, the Parties are entering into an Asset Purchase Agreement (the “Purchase Agreement”);

WHEREAS, capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Purchase Agreement;

WHEREAS, pursuant to the Purchase Agreement, Seller agreed to sell, transfer, convey, assign, and deliver to Buyer, and Buyer agreed to purchase, acquire and accept from Seller the Seller Intellectual Property upon the terms and subject to the conditions set forth in the Purchase Agreement;

WHEREAS, as part of the assignment of the Seller Intellectual Property to Buyer in accordance with the Purchase Agreement, the Parties have agreed in the Purchase Agreement to execute and deliver, among other documents, a Trademark Assignment for recording with the United States Patent and Trademark Office and corresponding entities or agencies in any applicable jurisdictions; and

WHEREAS, by entering into this Agreement, the Parties desire to effect the consummation of the Trademark Assignment in accordance with the Purchase Agreement.

NOW, THEREFORE, in consideration of the Consideration provided by Buyer to Seller and for other good and valuable consideration, the receipt of which Seller hereby acknowledges, in accordance with, and subject to, the terms and conditions of the Purchase Agreement, and in further consideration of the mutual agreements and covenants herein contained and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Seller hereby irrevocably conveys, transfers, and assigns to Buyer, and Buyer hereby accepts, all of Seller's right, title, and interest in and to the following (the “Assigned Trademarks”) together with the goodwill of the business connected with the use of, and symbolized by, the Assigned Trademarks:

(a) the trademark registrations and trademark applications set forth on Exhibit A hereto and all issuances, extensions, and renewals thereof;

Robofusion and Generation NEXT Franchise Brands, Inc. Confidential

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(b) all rights of any kind whatsoever of Seller accruing under any of the foregoing provided by applicable law of any jurisdiction, by international treaties and conventions, and otherwise throughout the world;

(c) any and all royalties, fees, income, payments, and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and

(d) any and all claims and causes of action with respect to any of the foregoing, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for past, present, and future infringement, dilution, misappropriation, violation, misuse, breach, or default, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages.

2. Seller hereby authorizes the Commissioner for Trademarks in the United States Patent and Trademark Office and the officials of corresponding entities or agencies in any applicable jurisdictions, as applicable to record and register this Trademark Assignment upon request by Buyer. Following the date hereof, upon Buyer's request, Seller shall, at its own cost, take such steps and actions, and provide such cooperation and assistance to Buyer and its successors, assigns, and legal representatives, including the execution and delivery of any affidavits, declarations, oaths, exhibits, assignments, powers of attorney, or other documents, as may be reasonably necessary to effect, evidence, or perfect the assignment of the Assigned Trademarks to Buyer, or any assignee or successor thereto.

3. This Trademark Assignment is subject to the terms and conditions of the Purchase Agreement, which are incorporated herein by reference, and shall be binding upon Seller and Buyer, and their respective successors and assigns. In the event of any conflict or inconsistency between the provisions of this Trademark Assignment and the Purchase Agreement, the provisions of the Purchase Agreement will prevail and control.

4. This Trademark Assignment and any claim, controversy, dispute, or cause of action (whether in contract, tort, or otherwise) based upon, arising out of, or relating to this Trademark Assignment and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the United States and the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction). This Trademark Assignment shall be construed and interpreted without reference to the principle that a contract is to be construed against the drafter of the contract, it being acknowledged that the provisions of this Trademark Assignment have been drafted by the Parties during negotiations.

Robofusion and Generation NEXT Franchise Brands, Inc.

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5. This Trademark Assignment may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Counterparts may be delivered by facsimile or electronic mail of a document in Adobe Portable Document Format or other electronic file based on common standards, including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g. www.docusign.com, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6. This Trademark Assignment shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of each party hereto.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of Seller and Buyer has caused this Trademark Assignment to be duly executed on its behalf by its duly authorized officer as of the date first written above.

SELLER: ROBOFUSION, INC.

By:
Name:	James Wolf
Title:

BUYER: GENERATION NEXT FRANCHISE BRANDS, INC.

By:
Name:	Arthur S. Budman
Title:	Chief Executive Officer

(SIGNATURE PAGE TO TRADEMARK ASSIGNMENT)

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Exhibit A

Trademark Name	Owner	Registration No.	Registration Date	Country
RĒIS & IRVY’S	Robofusion, Inc.	4,530,264	May 13, 2014	U.S.
ROBOFUSION	Robofusion, Inc.	4,199,598	August 28, 2012	U.S.
ROBOFUSION ICE CREAM	Robofusion, Inc.	4,199,599	August 28, 2012	U.S.

Robofusion and Generation NEXT Franchise Brands, Inc.

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DOMAIN NAME TRANSFER AGREEMENT

This DOMAIN NAME TRANSFER AGREEMENT (this “Agreement”) is made as of December 29, 2016 by and between Robofusion, Inc., a Delaware corporation (“Seller”), and Generation NEXT Franchise Brands, Inc., a Nevada corporation (“Buyer”, and together with Seller, the “Parties”, and each individually a “Party”).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, the Parties are entering into an Asset Purchase Agreement (the “Purchase Agreement”);

WHEREAS, capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Purchase Agreement;

WHEREAS, pursuant to the Purchase Agreement, Seller agreed to sell, transfer, convey, assign, and deliver to Buyer, and Buyer agreed to purchase, acquire and accept from Seller the Seller Intellectual Property upon the terms and subject to the conditions set forth in the Purchase Agreement;

WHEREAS, as part of the assignment of the Seller Intellectual Property to Buyer in accordance with the Purchase Agreement, the Parties have agreed in the Purchase Agreement to execute and deliver, among other documents, a Domain Name Transfer;

WHEREAS, Seller is the owner of all right, title and interest in the domain names set forth in Exhibit A (the "Domain Names"); and

WHEREAS, by entering into this Agreement, the Parties desire to transfer the Domain Names to Buyer and thereby effect the consummation of the Domain Name Transfer in accordance with the Purchase Agreement.

NOW, THEREFORE, in consideration of the Consideration provided by Buyer to Seller and for other good and valuable consideration, the receipt of which Seller hereby acknowledges, in accordance with, and subject to, the terms and conditions of the Purchase Agreement, and in further consideration of the mutual agreements and covenants herein contained and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Seller hereby irrevocably conveys, transfers, and assigns to Buyer, and Buyer hereby accepts:

(a) all of Seller's right, title, and interest in and to the Domain Names set forth in Exhibit A; and

(b) any other rights Seller may have in the Domain Names, including any goodwill associated therewith.

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2. Seller shall, at its own cost (a) concurrently with entering into this Agreement, execute all documents, papers, forms and authorizations, and (b) after the date of this Agreement, take any other actions, as are necessary to effectuate the transfer of ownership and control of the Domain Names to Buyer, and enable Buyer to register the Domain Names in the name of Buyer with the domain name registry of Buyer's choosing ("Buyer's Registrar").

3. The Domain Names will be deemed transferred ("Transfer") when:

(a) Buyer's Registrar has confirmed the transfer in accordance with its procedures therefor;

(b) the applicable WHOIS database identifies Buyer as the registrant of each of the Domain Names; and

(c) the Buyer has administrative and technical access to the Domain Names, and sole control over where the Domain Names point.

4. If Seller fails to complete the Transfer within ten (10) business days following the date of this Agreement Buyer may enforce the terms hereof pursuant to Section 9.11 of the Purchase Agreement, in addition to, and not in lieu of, all other remedies Buyer may have hereunder and under the Purchase Agreement.

5. This Agreement is subject to the terms and conditions of the Purchase Agreement, which are incorporated herein by reference, and shall be binding upon Seller and Buyer, and their respective successors and assigns. In the event of any conflict or inconsistency between the provisions of this Agreement and the Purchase Agreement, the provisions of the Purchase Agreement will prevail and control.

6. This Agreement and any claim, controversy, dispute, or cause of action (whether in contract, tort, or otherwise) based upon, arising out of, or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the United States and the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction). This Agreement shall be construed and interpreted without reference to the principle that a contract is to be construed against the drafter of the contract, it being acknowledged that the provisions of this Agreement have been drafted by the Parties during negotiations.

7. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Counterparts may be delivered by facsimile or electronic mail of a document in Adobe Portable Document Format or other electronic file based on common standards, including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g. www.docusign.com, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of each party hereto.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of Seller and Buyer has caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

SELLER: ROBOFUSION, INC.

By:
Name:	James Wolf
Title:

BUYER: GENERATION NEXT FRANCHISE BRANDS, INC.

By:
Name:	Arthur S. Budman
Title:	Chief Executive Officer

(SIGNATURE PAGE TO DOMAIN NAME TRANSFER)

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Exhibit A

www.robofusion.com

www.robofusionicecream.com

www.reisandirvys.com

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PATENT ASSIGNMENT AGREEMENT

This PATENT ASSIGNMENT AGREEMENT (this “Agreement” or “Patent Assignment”) is made as of December 29, 2016 by and between Robofusion, Inc., a Delaware corporation (“Seller”), and Generation NEXT Franchise Brands, Inc., a Nevada corporation (“Buyer”, and together with Seller, the “Parties”, and each individually a “Party”).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, the Parties are entering into an Asset Purchase Agreement (the “Purchase Agreement”);

WHEREAS, capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Purchase Agreement;

WHEREAS, pursuant to the Purchase Agreement, Seller agreed to sell, transfer, convey, assign, and deliver to Buyer, and Buyer agreed to purchase, acquire and accept from Seller the Seller Intellectual Property upon the terms and subject to the conditions set forth in the Purchase Agreement;

WHEREAS, as part of the assignment of the Seller Intellectual Property to Buyer in accordance with the Purchase Agreement, the Parties have agreed in the Purchase Agreement to execute and deliver, among other documents, a Patent Assignment for recording with the United States Patent and Trademark Office and corresponding entities or agencies in any applicable jurisdictions, as applicable; and

WHEREAS, by entering into this Agreement, the Parties desire to effect the consummation of the Patent Assignment in accordance with the Purchase Agreement.

NOW, THEREFORE, in consideration of the Consideration provided by Buyer to Seller and for other good and valuable consideration, the receipt of which Seller hereby acknowledges, in accordance with, and subject to, the terms and conditions of the Purchase Agreement, and in further consideration of the mutual agreements and covenants herein contained and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Seller hereby irrevocably conveys, transfers, and assigns to Buyer, and Buyer hereby accepts, all of Seller's right, title, and interest in and to the following (the “Assigned Patents”):

(a) the patents and patent applications set forth on Exhibit A hereto and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations, and renewals thereof;

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(b) all rights of any kind whatsoever of Seller accruing under any of the foregoing provided by applicable law of any jurisdiction, by international treaties and conventions, and otherwise throughout the world;

(c) any and all royalties, fees, income, payments, and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and

(d) any and all claims and causes of action with respect to any of the foregoing, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for past, present, and future infringement, misappropriation, violation, misuse, breach, or default, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages.

2. Seller hereby authorizes the Commissioner for Patents in the United States Patent and Trademark Office and the officials of corresponding entities or agencies in any applicable jurisdictions to record and register this Patent Assignment upon request by Buyer. Following the date hereof, upon Buyer's request, Seller shall, at its own cost, take such steps and actions, and provide such cooperation and assistance to Buyer and its successors, assigns, and legal representatives, including the execution and delivery of any affidavits, declarations, oaths, exhibits, assignments, powers of attorney, or other documents, as may be reasonably necessary to effect, evidence, or perfect the assignment of the Assigned Patents to Buyer, or any assignee or successor thereto.

3. This Patent Assignment is subject to the terms and conditions of the Purchase Agreement, which are incorporated herein by reference, and shall be binding upon Seller and Buyer, and their respective successors and assigns. In the event of any conflict or inconsistency between the provisions of this Patent Assignment and the Purchase Agreement, the provisions of the Purchase Agreement will prevail and control.

4. This Patent Assignment and any claim, controversy, dispute, or cause of action (whether in contract, tort, or otherwise) based upon, arising out of, or relating to this Patent Assignment and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the United States and the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction). This Patent Assignment shall be construed and interpreted without reference to the principle that a contract is to be construed against the drafter of the contract, it being acknowledged that the provisions of this Patent Assignment have been drafted by the Parties during negotiations.

5. This Patent Assignment may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Counterparts may be delivered by facsimile or electronic mail of a document in Adobe Portable Document Format or other electronic file based on common standards, including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g. www.docusign.com, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6. This Patent Assignment shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of each party hereto.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of Seller and Buyer has caused this Patent Assignment to be duly executed on its behalf by its duly authorized officer as of the date first written above.

SELLER: ROBOFUSION, INC.

By:
Name:	James Wolf
Title:

BUYER: GENERATION NEXT FRANCHISE BRANDS, INC.

By:
Name:	Arthur S. Budman
Title:	Chief Executive Officer

(SIGNATURE PAGE TO PATENT ASSIGNMENT)

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Exhibit A

Title	Application No.	Application Date	Patent No.	Issuance Date

Issued Patents (U.S.)
Method and Apparatus for Dispensing Frozen Confectionary	11/669,768	1-31-2007	7,896,038	3-1-2011
Method and Apparatus for Dispensing Frozen Confectionary	12/945,395	11-12-2010	8,989,893	3-24-2015
Kiosk and Machine for Assembly of Frozen Confectionery	29/379,002	11-12-2010	D647,926	11-01-2011
Kiosk and Machine for Assembly of Frozen Confectionery	29/379,011	11-12-2010	D643,861	08-23-2011

Pending Patent Applications (U.S. and non-U.S.)
FRO-STYLE FLAVOR SYSTEM	PCT/US2016/019039	2-23-2016	N/A	N/A
Fro-Style Flavor System	15/050,992	2-23-2016	N/A	N/A
Foodstuff Dispensing Station	29/522,040	3-27-2015	N/A	N/A
Dispensing Station Performance Area	29/522,036	3-27-2015	N/A	N/A

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NON-COMPETITION, NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT

This NON-COMPETITION, NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT (this “Agreement”) is made and entered into as of the date written below by and between Generation NEXT Franchise Brands, Inc., Inc., a Nevada corporation (“Buyer”) and the undersigned (referred to as “Equityholder”) and is effective upon the date of the closing of the acquisition (“Effective Date”) by Buyer of all intellectual property, including goodwill, of Robofusion, Inc., a Delaware Corporation (“Seller”). Equityholder and Buyer agree that the basis for this Agreement is as follows:

A.	Concurrently with or shortly after the date of this Agreement, Seller is entering into an agreement (the “Purchase Agreement”) with Buyer regarding the purchase by Buyer of all of Seller’s intellectual property, including goodwill (the “Purchase”). Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Purchase Agreement. Equityholder and Buyer agree that references in this Agreement to Buyer shall include references to Buyer’s Affiliates and that references in this Agreement to Seller shall include references to any of its Subsidiaries.

B.	Equityholder also acknowledges and agrees that he holds a substantial and material ownership interest in the Seller, and is willing to enter into this Agreement as a condition to the closing of the Purchase thereof and to protect Buyer’s legitimate interests as a buyer of all of Seller’s intellectual property, including goodwill.

C.	In connection with Equityholder’s involvement with the Seller, Equityholder has been or will be (i) exposed to Trade Secrets and confidential business and technical information and strategies that provide Seller with a legitimate competitive advantage in the conduct of its business and (ii) brought into contact with existing and potential Customers (as defined below), suppliers and vendors of Seller.

D.	The businesses of Seller and Buyer are highly competitive. Buyer devotes, and Seller has devoted in relation to the Business and the Purchased Assets, a substantial amount of time, effort and money to the development and maintenance of its Confidential Information (as defined below) and Customers (as defined below), and such Confidential Information and Customer information after the Effective Date constitute valuable assets of Buyer.

E.	Buyer and Equityholder both agree that, prior to the consummation of the Purchase, Seller’s business included the Restricted Business (as defined below) in the Restricted Territory (as defined below). Buyer represents and Equityholder understands that, following the Purchase, Buyer will continue to engage in the Restricted Business in the Restricted Territory.

F.	The parties intend this Agreement to be in compliance with California Business and Professions Code Section 16601 to the extent that it is applicable, and further intend for it to be fully enforceable under any applicable laws.

Now, therefore, Equityholder and Buyer, in consideration of the mutual promises and undertakings contained herein and for good and valuable consideration, including the agreement of Buyer to enter into the Purchase Agreement and consummate the Purchase (the consummation of which is a condition precedent to the enforceability of this Agreement and, should the Purchase not be completed, this Agreement will become null and void), the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, and acknowledging and agreeing to all of the above, hereby further agree as follows:

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AGREEMENT

1. Definitions

For purposes of this Agreement, the following definitions will apply:

(a)	“Confidential Information” means (i) all Trade Secrets (as defined in the Purchase Agreement) relating to the Business or the Purchased Assets, (ii) any other confidential and/or proprietary information of Buyer or any of its Affiliates, whether written or unwritten, including, without limitation, any information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formula, contract analyses, financial information, projections, or confidential filings with any state or federal agency, and (iii) all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of Buyer or any of its Affiliates by their employees, officers, directors, agents, representatives, or consultants.

(b)	“Customer” means any person or entity which immediately prior to the time of the Effective Date is, or was within the 12 months prior to the Effective Date, a prospective or existing direct or indirect customer of Seller or the Business.

(c)	“Restricted Business” means any company, business or enterprise, or any product line, line of business, organizational unit, division or other cohort of individuals within a company, business or enterprise, whose primary focus is the development, design, manufacturing, sale or distribution of interactive robotic kiosks or other vending machines, particularly targeted at the food and beverage industry, or any other business activities related to automated merchandising, including any services related to each of the foregoing.

(d)	“Restricted Territory” means any country, province, state, city, or other similar political subdivision of the United States and throughout the world.

2. Non-Competition

(a)	Notwithstanding any written agreement to the contrary, during the Restricted Term (as defined below), Equityholder agrees that Equityholder shall not act directly or indirectly in any capacity (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director, manager, owner, financier, joint venturer or otherwise) for a Restricted Business in the Restricted Territory other than Buyer or an Affiliate of Buyer, or permit his/her name to be used in connection with a Restricted Business.

(b)	Notwithstanding Section 2(a) above, Equityholder may own, directly or indirectly (through a mutual fund or partnership that Equityholder does not have the power or ability to make investment decisions on behalf of) up to five percent (5%) of any class of securities of any company, enterprise or entity conducting Restricted Business in the Restricted Territory (but without otherwise participating in the activities of such company, enterprise or entity).

(c)	The term of this non-competition provision shall commence on the Effective Date and shall extend through the fifth (5th) anniversary of the Effective Date (such period, the “Restricted Term”).

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(d)	It is the intention of the Parties that the covenants contained in this Section 2 be enforced to the greatest extent (but to no greater extent), as to time, geography, and scope, as is permitted by the law of that jurisdiction whose law is found to be applicable to any acts in breach of these covenants. These covenants shall be governed by and construed according to that law (from among those jurisdictions arguably applicable to this Agreement and those in which a breach of this Agreement is alleged to have occurred or to be threatened) which best gives them effect. If any court of competent jurisdiction shall determine that the provisions of this Section 2 exceed the time, geographic or scope limitations permitted by applicable laws, then such provisions shall nevertheless be enforceable by such court against the Equityholder upon such shorter term, or within such lesser geographic area or scope, as may be determined by such court to be reasonable and enforceable.

3. Non-Solicitation

(a)	Equityholder agrees that Equityholder will not directly or indirectly or by action in concert with others, during the Restricted Term:

(i)	solicit or otherwise entice any of the employees, directors, officers, partners, independent contractors or consultants of Buyer or any of its Affiliates participating, in whole or in part, in the Business to terminate, discontinue or alter his relationship with Buyer or any such Affiliate, or in any other way interfere with the relationship between any such Person and Buyer or any such Affiliate. Equityholder acknowledges that this covenant is necessary to enable Buyer to maintain a stable workforce and retain its competitive advantage;

(ii)	contact any Customers of the Seller for the purpose of diverting or taking away from Buyer or the Seller any business or otherwise interfere with, impair or damage Buyer's relationship with any Customers; or

(iii)	induce or attempt to induce any suppliers, licensees, or distributors of Seller’s Business to cease doing business with Buyer or otherwise interfere with, impair or damage Buyer's relationship with any supplier, licensee, or distributor of the Business that existed as of the Effective Date.

(b)	Notwithstanding the foregoing, for purposes of this Section 3, (1) the placement of general advertisements which may be targeted to a particular geographic or technical area, but which are not targeted directly or indirectly towards the Buyer’s or its Affiliates’ employees (“General Advertisements”), or (2) the hiring of any such employee if such person or entity responded to a General Advertisement without any inducement or solicitation prior to such response, shall, in each case, not be deemed to be a breach or violation of this Section 3.

4. Confidential Information

(a)	In order to protect Confidential Information, Equityholder agrees that at all times after the Effective Date, Equityholder will not disclose nor provide to anyone, and will not use, modify, copy or adapt any Confidential Information, whether such Confidential Information was disclosed to Equityholder or Seller by or on behalf of Buyer or held or owned by Equityholder or Seller prior to the Effective Date.

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(b)	Equityholder agrees that its obligations hereunder are in addition to any similar obligations he has under any employment agreement or arrangement with Seller or that he has under any fiduciary duties owed towards Seller.

(c)	Notwithstanding the foregoing, Equityholder does not have to comply with this Section 4 with respect to Confidential Information that has become publicly and widely known and made generally available through no wrongful act of Equityholder or of others who were under confidentiality obligations as to the item or items involved.

5. Breach

(a)	Equityholder acknowledges and agrees that if Equityholder should breach any of the covenants, restrictions and agreements contained herein, (a) irreparable loss and injury would result to the Buyer, (b) monetary damages alone would be inadequate to fully protect Buyer from, and compensate Buyer for, the harm caused by such breach or threatened breach and (c) damages arising from such a breach may be difficult to ascertain. Equityholder therefore agrees that, in addition to all other remedies provided at law or at equity, Buyer shall be entitled to obtain from a court of law or equity all necessary temporary, preliminary and permanent injunctive relief to prevent or redress a breach or threatened breach by Equityholder of any covenant, restriction or agreement contained in this Agreement and to specific performance of any such covenant, restriction or agreement. Buyer shall not be required, and Equityholder hereby waives the requirement, to post a bond or other security in connection with, or as a condition to, obtaining such relief or specific performance before a court of competent jurisdiction.

(b)	The duration of any applicable covenant, restriction or agreement set forth in this Agreement shall be extended by a period of time equal to the number of days, if any, during which Equityholder (or his successor or assign) is found by a court of competent jurisdiction to have been in breach of such covenant, restriction or agreement.

6. Acknowledgments

(a)	The recitals to this Agreement are incorporated herein by this reference. Equityholder acknowledges and agrees with such recitals, and further agrees that the value of the consideration received by Seller and, through his holding of equity securities in Seller, Equityholder in connection with the Purchase Agreement is substantial and that preservation of the confidential and proprietary information, goodwill, know-how and customer relations relating to the Business or the Purchased Assets is a material part of the consideration which Buyer is receiving under the Purchase Agreement.

(b)	Equityholder further acknowledges and agrees that Equityholder (a) is familiar with and has carefully considered the covenants set forth above in this Agreement, (b) is fully aware of Equityholder’s obligations hereunder, (c) has been actively involved in the management of the Seller’s business, (d) is in possession of Confidential Information, (e) understands that one of the material inducements for Buyer to enter into the Purchase Agreement and pay the Consideration to the Seller is Equityholder’s agreement to enter into an agreement containing the covenants set forth in this Agreement, (f) understands that the goodwill and know-how associated with the Seller prior to the transaction contemplated by the Purchase Agreement is an integral, substantial and material component of the value of the Business to Buyer and is reflected in the value of the cash and other consideration being paid for the assets, properties, goodwill, rights and claims of, or related to, Seller’s business, (g) understands that Equityholder’s agreement to the terms set forth in this Agreement is necessary to preserve the value of Seller’s business and the Transferred Assets for Buyer following the transactions contemplated by the Purchase Agreement, (h) agrees to the reasonableness of the character, duration, geographic area and subject matter scope of the covenants set forth in this Agreement and that such covenants shall continue through the Restricted Term, (i) acknowledges and agrees that the Seller currently conducts the Restricted Business throughout the Restricted Territory, (j) agrees that the covenants set forth above in this Agreement are necessary to protect the Buyer’s Confidential Information, goodwill, know-how, stable workforce, and customer relations, and (k) understands that such covenants are separately bargained-for consideration and are material inducements to Buyer to enter into the Purchase Agreement.

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(c)	Equityholder agrees that the covenants set forth above in this Agreement do not confer a benefit upon Buyer disproportionate to the detriment of Equityholder. Equityholder represents that the execution of this Agreement, and the performance of Equityholder’s obligations under this Agreement, do not and will not conflict with, or result in a violation or breach of, any other contract of which Equityholder is a party or any order to which Equityholder is subject. Equityholder represents that Equityholder is competent and has all necessary authority to execute this Agreement, and that Equityholder has entered into this Agreement freely and voluntarily and not under duress.

(d)	Equityholder has read and understands California Business and Professions Code Section 16600 et seq., regarding the enforceability of covenants not to compete. Equityholder acknowledges and agrees that the covenants contained in this Agreement are binding and enforceable against Equityholder in accordance with their terms.

7. Miscellaneous Provisions

(a)	Interpretation. The headings and titles used in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement. Any gender-specific references in this Agreement shall be deemed to include all genders alternatively. The parties to this Agreement have participated jointly in the negotiation and drafting hereof; if any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision hereof; no prior draft of this Agreement nor any course of performance or course of dealing will be used in the interpretation or construction hereof

(b)	Choice of Law and Forum. Subject to Section 2(d) above, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws of the State of Delaware or of any other jurisdiction. Each of Buyer and Equityholder hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein. Further, each of Buyer and Equityholder agrees that process may be served upon it in any manner authorized by the laws of the State of Delaware and irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, and covenants not to assert or plead any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

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(c)	Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AND AGREES TO CAUSE EACH OF ITS AFFILIATES TO WAIVE, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF A PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY OR ITS AFFILIATES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8(g).

(d)	Assignment. This Agreement shall be binding upon and inure to the benefit of Buyer, its successors and assigns and to the benefit of Equityholder, Equityholder’s heirs and legal representatives. This Agreement is personal to Equityholder and cannot be assigned by Equityholder. This Agreement may be assigned by Buyer to any party, without Equityholder’s consent, provided that Buyer shall provide Equityholder with notice of any such assignment.

(e)	Enforcement. The parties hereby agree that if the scope or enforceability of any of the covenants contained in this Agreement is in dispute, a court or other trier of fact may modify and enforce the covenant in the form necessary to provide the Seller and Buyer with the maximum protection afforded by law.

(f)	Severability. If any section, provision, paragraph or subparagraph of this Agreement is adjudged by any court to be void or unenforceable in whole or in part, this adjudication shall not affect the validity of the remainder of the Agreement, including any other section, provision, paragraph, or subparagraph. It is the intention of the parties hereto that the provisions hereof be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provision hereof (or part thereof) shall not render unenforceable, or impair, the remainder of the provisions hereof. Each section, provision, paragraph, and subparagraph of this Agreement is separable from every other section, provision, paragraph and subparagraph and constitutes a separate and distinct covenant.

(g)	Non-Waiver. The failure by Buyer to enforce any provisions of this Agreement shall not be deemed a waiver of such provision or of Buyer’s right to enforce each and every provision of this Agreement. Any such failure shall not operate or be construed as a waiver of any subsequent breach by Equityholder.

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8. Further Acknowledgement

(a)	EQUITYHOLDER ACKNOWLEDGES THAT BEFORE SIGNING THIS AGREEMENT EQUITYHOLDER WAS GIVEN AN OPPORTUNITY TO READ IT, AND CAREFULLY EVALUATE IT. EQUITYHOLDER ALSO ACKNOWLEDGES THAT EQUITYHOLDER HAS THE RIGHT TO HAVE THIS AGREEMENT REVIEWED BY AN ATTORNEY OF EQUITYHOLDER’S CHOOSING AND THAT BUYER WAS PREPARED TO GIVE EQUITYHOLDER A REASONABLE PERIOD OF TIME TO DO SO IF EQUITYHOLDER SO DESIRED. ACCORDINGLY, BY EQUITYHOLDER’S SIGNATURE ON THIS AGREEMENT, EQUITYHOLDER ACKNOWLEDGES THAT EQUITYHOLDER UNDERSTANDS ITS TERMS AND EFFECTS AND HAS VOLUNTARILY ACCEPTED THOSE TERMS AND EFFECTS IN ORDER TO INDUCE BUYER TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THE PURCHASE AGREEMENT. THIS AGREEMENT MAY BE CHANGED ONLY BY WRITTEN NOTICE AS AGREED UPON BY THE PARTIES.

(b)	THIS AGREEMENT NEITHER IMPLIES NOR ESTABLISHES THAT EQUITYHOLDER WILL BE EMPLOYED BY BUYER OR ANY OF ITS AFFILIATES FOR ANY DEFINITE PERIOD OF TIME. THIS AGREEMENT SHALL NOT BE CONSTRUED TO ESTABLISH OR AFFORD ANY RIGHT TO CLAIM SPECIFIC COMPENSATION OR OTHER EQUITYHOLDER BENEFITS.

(c)	IN THE EVENT THAT THE PURCHASE AGREEMENT TERMINATES, THE ACQUISITION DOES NOT CLOSE OR THE EFFECTIVE DATE DOES NOT OCCUR, THIS AGREEMENT WILL BE NULL AND VOID AND NOT IN EFFECT.

(Remainder of Page Intentionally Left Blank.)

69

IN WITNESS WHEREOF, Buyer has caused this NON-COMPETITION, NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT to be executed and Equityholder has voluntarily set Equityholder’s hand hereto.

BUYER: GENERATION NEXT FRANCHISE BRANDS, INC.

Date: _________________________	By:
	Name:	Arthur S. Budman
	Title:	Chief Executive Officer

EQUITYHOLDER:

Date: _________________________	By:
Name:

Address:

Facsimile:

Email:

70

CERTIFICATION OF NON-FOREIGN STATUS
UNDER TREASURY REGULATIONS SECTION 1.1445-2(B)

On December 29, 2016, Robofusion, Inc., a Delaware corporation (the “Transferor”), and Generation NEXT Franchise Brands, Inc., a Nevada corporation (the “Transferee”), entered into an Asset Purchase Agreement (the “Agreement”), pursuant to which Transferor sold and transferred certain assets to Transferee.

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity.

To inform Transferee that withholding of the tax is not required upon the disposition of a U.S. real property interest to Transferee by Transferor, the undersigned hereby certifies the following on behalf of Transferor:

1. Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and Income Tax Regulations);

2. Transferor is not a disregarded entity as defined in Treasury Regulations section 1.1445-2(b)(2)(iii);

3. The U.S. employer identification number of Transferor is 20-4153894; and

4. Transferor’s address is:             Robofusion, Inc.

         2300 Clements Ferry Road

         Charleston, SC 29492 USA

Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

ROBOFUSION, INC.

By:
Name:	James Wolf
Title:

Dated:	___________________________

71

Seller Disclosure Schedule

This Seller Disclosure Schedule is furnished in connection with the Asset Purchase Agreement (the “Agreement”), dated as of December 29, 2016, by and between Robofusion, Inc., a Delaware corporation (“Seller”) and Generation NEXT Franchise Brands, Inc., a Nevada corporation (“Buyer”). All disclosures in this Seller Disclosure Schedule are made and given pursuant to Article IV of the Agreement. Capitalized terms used in this Seller Disclosure Schedule and not otherwise defined herein shall have the meanings set forth in the Agreement.

This Seller Disclosure Schedule is arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in Article IV of the Agreement. Any information disclosed in a numbered or lettered section or subsection of this Seller Disclosure Schedule shall only relate to and qualify the particular representation or warranty of the Seller set forth in the corresponding numbered or lettered section or subsection of Article IV of the Agreement.

Headings and introductory language have been inserted on the sections of this Seller Disclosure Schedule for convenience of reference only and shall to no extent affect the interpretation of, or change this Seller Disclosure Schedule, the Agreement or any of the other schedules or exhibits thereto. This Seller Disclosure Schedule constitutes an integral part of the Agreement and is hereby incorporated therein.

72

Section 4.5
Intellectual Property

4.5(a)

Patents

Title	Application No.	Application Date	Patent No.	Issuance Date
Issued Patents (U.S.)
Method and Apparatus for Dispensing Frozen Confectionary	11/669,768	1-31-2007	7,896,038	3-1-2011
Method and Apparatus for Dispensing Frozen Confectionary	12/945,395	11-12-2010	8,989,893	3-24-2015
Kiosk and Machine for Assembly of Frozen Confectionery	29/379,002	11-12-2010	D647,926	11-01-2011
Kiosk and Machine for Assembly of Frozen Confectionery	29/379,011	11-12-2010	D643,861	08-23-2011
Pending Patent Applications (U.S. and non-U.S.)
Fro-Style Flavor System	PCT/US2016/019039	2-23-2016	N/A	N/A
Fro-Style Flavor System	15/050,992	2-23-2016	N/A	N/A
Foodstuff Dispensing Station	29/522,040	3-27-2015	N/A	N/A
Dispensing Station Performance Area	29/522,036	3-27-2015	N/A	N/A

Trademarks

Trademark Name	Owner	Registration No.	Registration Date	Country

Rēis & Irvy’s	Robofusion, Inc.	4,530,264	May 13, 2014	U.S.
Robofusion	Robofusion, Inc.	4,199,598	August 28, 2012	U.S.
Robofusion Ice Cream	Robofusion, Inc.	4,199,599	August 28, 2012	U.S.

Domain Names

•	www.robofusion.com
•	www.robofusionicecream.com
•	www.reisandirvys.com

73

Potential Rights of Others to the Seller Registered Intellectual Property or Intellectual Property owned by Seller, other than the Patents and “Rēis & Irvy’s” Trademark that form part of the Seller Registered Intellectual Property:

As disclosed in the Seller digital data room, the Seller has license agreements with International Licensees as follows:

•	Master License Agreement between Seller and Robofusion Australia Pty Ltd, dated October 31, 2013

•	Robofusion Master License Agreement Letter of Intent between Seller and Robofusion Australia Pty Ltd, dated August 30, 2013

•	License Agreement between Seller and Robo Food Service Inc., dated August 9, 2014

•	Robofusion Master License Letter of Intent between Seller and Rodrigo Safie, dated June 9, 2014

•	Master License Agreement between Seller and Nashberry, Ltd., dated January 15, 2016-11-02

•	Master License Agreement between Seller and PMS Distribution, dated August 3, 2015

•	Master License Agreement between Seller and American Diner Company Ltd., dated on or around March 21, 2014

•	Master License Agreement between Seller and ITFROYO (Israel), undated

•	Master License Agreement between Seller and Robofusion Kuwait Foundation, dated March 17, 2015

•	Robofusion Master License Letter of Intent between Seller and Robofusion Kuwait Foundation, dated April 8, 2014

•	Robofusion Master License Agreement Letter of Intent for Mexico, between Seller and Jorge Corral, dated February 27, 2015

•	Robofusion Master License Agreement for Mexico between Seller and Jorge Corral, dated February 27, 2015

•	Robofusion Master License Agreement for Mexico between Seller and Jorge Corral, dated March 26, 2015

•	Master License Agreement between Seller and E-Innovation Group, dated September 17, 2015

74

•	Master License Agreement between Seller and E-Innovation Group, dated September 17, 2015

•	Master License Agreement between Seller and World of International Innovators, dated August 28, 2015

•	Master License Agreement between Seller and Fryxco, LLC, dated October 6, 2014

•	Addendum to the Master License Agreement Appearance between Seller and Fryxco, LLC, dated October 1, 2015

•	Master License Agreement between Seller and American Diner Company Ltd, dated March 31, 2014

•	Robofusion Master License and Purchase Agreement Letter of Intent between Seller and Licensee owned by Nodar Gigeneishvili (Russia) dated February 17, 2014

•	Master License Agreement between Seller and American Diner Company Ltd, dated March 21, 2014

•	Master License Agreement between Seller and E-Innovation Group, dated September 17, 2015

•	Master License Agreement between Seller and Nashberry, Ltd., dated February 12, 2016

•	Master Trademark License Agreement between Seller and Robofusion Asia Pte Ltd., dated October 2, 2012

•	Robofusion Master License Agreement Letter of Intent between Seller and Tranzact Private Limited., dated May 25, 2012

•	Robofusion Master License Agreement Letter of Intent between Seller and Tranzact Private Limited., dated February 14, 2013

•	Sales Agreement between Seller and Robofusion Asia Pte Ltd., dated

•	Robofusion Master License Agreement Letter of Intent between Seller and Balo, dated undated

•	Robofusion Master License Agreement Letter of Intent between Seller and Baloglu Group (Turkey) undated

•	Master License Agreement between Seller and JBS Partner & Co AB, dated June 9, 2015

•	Master License Agreement between Seller and Ice Cream Factory, dated April 28, 2015

•	Kiosk Purchase and License Agreement between Seller and Airhop, Ltd., dated March 6, 2015

•	Robofusion Master License Letter of Intent between Seller and Icone International, dated July 21, 2014

75

For informational purposes only which shall not affect Buyer’s right to indemnification pursuant to Section 8.2 of the Agreement, as disclosed in the Seller digital data room, the Seller has license agreements with Topema as follows:

•	Master Supply Agreement by and between Seller and Topema Cozinhas Profissionais Industria e Comercio Ltda, a Brazilian corporation (“Topema”) dated December 20, 2011 (the “Topema Master Supply Agreement”)

•	Master Franchise Agreement Term Sheet dated December 20, 2011 between Seller and Topema (“Master Franchise Agreement Term Sheet”)

•	Master License Agreement dated August 6, 2012 by and between Seller and Topema (“Master License Agreement”)

•	Robofusion / Topema Vending Kiosk Global Cooperation Agreement Letter of Intent (LOI) dated November 6, 2013 by and between Seller and Topema (“Vending Kiosk LOI”)

•	Any other Contract between Seller and Topema

4.5(b)

The Software that runs the KIOSK and the CUBE or that has otherwise been used in or necessary for or is otherwise used in or necessary for, the Seller Products, will be provided at Closing, including all prior and current versions thereof, and all versions in development.

4.5(c)

None

76

4.5(e)

Seller has the following agreements in place:

As disclosed in the Seller digital data room, the Seller has license agreements with International Licensees as follows but under none of these agreements has Seller licensed, granted any covenant not to sue, immunity from suit or other right to, or otherwise agreed not to assert any rights in any Patents or the “Rēis & Irvy’s” Trademark that form part of the Seller Registered Intellectual Property to any Person under any Patents or the “Rēis & Irvy’s” Trademark that form part of the Seller Registered Intellectual Property:

•	Master License Agreement between Seller and Robofusion Australia Pty Ltd, dated October 31, 2013

•	Robofusion Master License Agreement Letter of Intent between Seller and Robofusion Australia Pty Ltd, dated August 30, 2013

•	License Agreement between Seller and Robo Food Service Inc., dated August 9, 2014

•	Robofusion Master License Letter of Intent between Seller and Rodrigo Safie, dated June 9, 2014

•	Master License Agreement between Seller and Nashberry, Ltd., dated January 15, 2016-11-02

•	Master License Agreement between Seller and PMS Distribution, dated August 3, 2015

•	Master License Agreement between Seller and American Diner Company Ltd., dated on or around March 21, 2014

•	Master License Agreement between Seller and ITFROYO (Israel), undated

•	Master License Agreement between Seller and Robofusion Kuwait Foundation, dated March 17, 2015

•	Robofusion Master License Letter of Intent between Seller and Robofusion Kuwait Foundation, dated April 8, 2014

•	Robofusion Master License Agreement Letter of Intent for Mexico, between Seller and Jorge Corral, dated February 27, 2015

•	Robofusion Master License Agreement for Mexico between Seller and Jorge Corral, dated February 27, 2015

•	Robofusion Master License Agreement for Mexico between Seller and Jorge Corral, dated March 26, 2015

•	Master License Agreement between Seller and E-Innovation Group, dated September 17, 2015

•	Master License Agreement between Seller and E-Innovation Group, dated September 17, 2015

•	Master License Agreement between Seller and World of International Innovators, dated August 28, 2015

•	Master License Agreement between Seller and Fryxco, LLC, dated October 6, 2014

77

•	Addendum to the Master License Agreement Appearance between Seller and Fryxco, LLC, dated October 1, 2015

•	Master License Agreement between Seller and American Diner Company Ltd, dated March 31, 2014

•	Robofusion Master License and Purchase Agreement Letter of Intent between Seller and Licensee owned by Nodar Gigeneishvili (Russia) dated February 17, 2014

•	Master License Agreement between Seller and American Diner Company Ltd, dated March 21, 2014

•	Master License Agreement between Seller and E-Innovation Group, dated September 17, 2015

•	Master License Agreement between Seller and Nashberry, Ltd., dated February 12, 2016

•	Master Trademark License Agreement between Seller and Robofusion Asia Pte Ltd., dated October 2, 2012

•	Robofusion Master License Agreement Letter of Intent between Seller and Tranzact Private Limited., dated May 25, 2012

•	Robofusion Master License Agreement Letter of Intent between Seller and Tranzact Private Limited., dated February 14, 2013

•	Sales Agreement between Seller and Robofusion Asia Pte Ltd., dated

•	Robofusion Master License Agreement Letter of Intent between Seller and Balo, dated undated

•	Robofusion Master License Agreement Letter of Intent between Seller and Baloglu Group (Turkey) undated

•	Master License Agreement between Seller and JBS Partner & Co AB, dated June 9, 2015

•	Master License Agreement between Seller and Ice Cream Factory, dated April 28, 2015

•	Kiosk Purchase and License Agreement between Seller and Airhop, Ltd., dated March 6, 2015

•	Robofusion Master License Letter of Intent between Seller and Icone International, dated July 21, 2014

78

For informational purposes only which shall not affect Buyer’s right to indemnification pursuant to Section 8.2 of the Agreement, as disclosed in the Seller digital data room, the Seller has license agreements with Topema as follows:

•	Master Supply Agreement by and between Seller and Topema Cozinhas Profissionais Industria e Comercio Ltda, a Brazilian corporation (“Topema”) dated December 20, 2011 (the “Topema Master Supply Agreement”)

•	Master Franchise Agreement Term Sheet dated December 20, 2011 between Seller and Topema (“Master Franchise Agreement Term Sheet”)

•	Master License Agreement dated August 6, 2012 by and between Seller and Topema (“Master License Agreement”)

•	Robofusion / Topema Vending Kiosk Global Cooperation Agreement Letter of Intent (LOI) dated November 6, 2013 by and between Seller and Topema (“Vending Kiosk LOI”)

•	Any other Contract between Seller and Topema

4.5(l)

The documentation, specifications, manuals, user guides, promotional material or other written materials related to the products has already been provided as is by Seller to Buyer under a previous license agreement with the Buyer.

4.5(m)

None

79

CONFIDENTIAL

Schedules to Asset Purchase Agreement

Schedule 2.1(a)

Seller Intellectual Property

1. Patents

Title	Application No.	Application Date	Patent No.	Issuance Date
Issued Patents (U.S.)
Method and Apparatus for Dispensing Frozen Confectionary	11/669,768	1-31-2007	7,896,038	3-1-2011
Method and Apparatus for Dispensing Frozen Confectionary	12/945,395	11-12-2010	8,989,893	3-24-2015
Kiosk and Machine for Assembly of Frozen Confectionery	29/379,002	11-12-2010	D647,926	11-01-2011
Kiosk and Machine for Assembly of Frozen Confectionery	29/379,011	11-12-2010	D643,861	08-23-2011
Pending Patent Applications (U.S. and non-U.S.)
FRO-STYLE FLAVOR SYSTEM	PCT/US2016/019039	2-23-2016	N/A	N/A
Fro-Style Flavor System	15/050,992	2-23-2016	N/A	N/A
Foodstuff Dispensing Station	29/522,040	3-27-2015	N/A	N/A
Dispensing Station Performance Area	29/522,036	3-27-2015	N/A	N/A

2. Trademarks

Trademark Name	Owner	Registration No.	Registration Date	Country

RĒIS & IRVY’S	Robofusion, Inc.	4,530,264	May 13, 2014	U.S.
ROBOFUSION	Robofusion, Inc.	4,199,598	August 28, 2012	U.S.
ROBOFUSION ICE CREAM	Robofusion, Inc.	4,199,599	August 28, 2012	U.S.

3. Domain Names

•	www.robofusion.com
•	www.robofusionicecream.com
•	www.reisandirvys.com

80

CONFIDENTIAL

Schedule 2.3(a)
Excluded Liabilities under Topema Contracts

Any Liability relating to, resulting from or arising under any of the following agreements (including any amendments, addenda and supplements thereto):

•	Master Supply Agreement by and between Seller and Topema Cozinhas Profissionais Industria e Comercio Ltda, a Brazilian corporation (“Topema”) dated December 20, 2011;

•	Master Franchise Agreement Term Sheet dated December 20, 2011 between Seller and Topema;

•	Master License Agreement dated August 6, 2012 by and between Seller and Topema;

•	Robofusion / Topema Vending Kiosk Global Cooperation Agreement Letter of Intent (LOI) dated November 6, 2013 by and between Seller and Topema; and

•	Any other Contract between Seller and Topema that is not listed above; (such agreements together, the “Topema Agreements”).

81

CONFIDENTIAL

Schedule 2.3(d)
Excluded Liabilities for Proceedings, Actions and Disputes

•	Any Liability relating to, resulting from or arising out of:

•	any breach of, or default under any of the Topema Agreements (as defined in Schedule 2.3(a)), whether or not by or in connection with any action or omission alleged in the letter from Topema to Seller dated August 23, 2016 (the “Topema Letter”);

•	the termination of any of the Topema Agreements effected by virtue of the Topema Letter or otherwise; and

•	any cause of action alleged under, or any future Proceeding based on or related to the matters alleged in the Topema Letter or related to the Topema Agreements.

•	Any Liability relating to, resulting from or arising out of a violation or infringement by Seller or any of its Affiliates of any Intellectual Property owned by third parties, whether or not incorporated in any Seller Product or used in any service provided by Seller or any of its Affiliates.

82

CONFIDENTIAL

Schedule 3.1
Closing Payments Schedule

Redacted

83

CONFIDENTIAL

Schedule 3.1(b)
Seller Account

Redacted

84

CONFIDENTIAL

Schedule 6.5
Seller Debt Schedule

Debt Holder	Description of Debt*	Amount

Jim Wolf (shareholder)	First-out Senior Secured	$167,759.00
McDowell Family Trust #1 (shareholder)	First-out Senior Secured	$23,544.00
John Pepe (shareholder)	First-out Senior Secured	$3,895.00
Allan Rothwell (shareholder)	First-out Senior Secured	$3,686.00
Henry Zemla (shareholder)	First-out Senior Secured	$1,816.00
Joe Sebolt (shareholder)	First-out Senior Secured	$426.00
McDowell Family Trust #1 (shareholder)	Senior Secured	$719,649.00
Charis Finance	Secured by Accounts Receivable	$23,065.00
Jerome Wolf and Beverly Wolf	Secured by 2 kiosks	$55,756.00
Jim Rutledge (former shareholder)	Secured by Net Profits	$190,175.00
Yaskawa America, Inc. Motoman Robotics Division	Secured by all inventory of robotics, controllers and related software and other products manufactured by and/or acquired from Yaskawa America, Inc. Motoman Robotics Division	$24,418.00
Altitude Costa (shareholders)	Unsecured	$31,592.00
Altitude West (shareholders)	Unsecured	$40,000.00
Allan Jones (shareholder)	Unsecured	$122,805.00
Jim Wolf (shareholder)	Unsecured	$626,826.00
Total		$2,035,412.00

85

FUNDS FLOW STATEMENT

December 29, 2016

This Funds Flow Statement is delivered in connection with the consummation of the transactions contemplated by the Asset Purchase Agreement (the “Purchase Agreement”), dated December 29, 2016, entered into by and among Robofusion, Inc., a Delaware corporation (“Seller”) and Generation NEXT Franchise Brands, Inc., a Nevada corporation (“Buyer”). Capitalized terms used but not defined herein shall have the meanings set forth in the Purchase Agreement.

Nothing in this Funds Flow Statement is intended to modify the terms and conditions of the Purchase Agreement. To the extent anything in this Funds Flow Statement conflicts with the terms and conditions of the Purchase Agreement, the Purchase Agreement will control.

[Remainder of Page Intentionally Left Blank]

86

I. Closing Cash Consideration. At the Closing, Buyer will pay to Seller an amount equal to $220,000, calculated as follows:

A.	Base Purchase Price	$220,000.00

B.	Redacted	$23,065.00

	Redacted	$24,418.00

C.	Redacted	$36,000.00

D.	Initial Purchase Price Paid to Seller	$136,517.00

II. Wire Instructions. Seller hereby directs Buyer to pay in immediately available funds the Base Purchase Price pursuant to the wire instructions set forth on Exhibit A.

(Remainder of Page Intentionally Left Blank)

87

IN WITNESS WHEREOF, the parties hereto have caused this Funds Flow Statement to be executed by their respective authorized representatives as of the date first written above.

SELLER:

ROBOFUSION, INC.

By:
Name:	James Wolf
Title:

BUYER: GENERATION NEXT FRANCHISE BRANDS, INC.

By:
Name:	Arthur S. Budman
Title:	Chief Executive Officer

(SIGNATURE PAGE TO FUNDS FLOW STATEMENT)

88

EXHIBIT A

Redacted

89

ROBOFUSION, INC.

SECRETARY’S CERTIFICATE

December 28, 2016

In accordance with Section 7.2(f) of that certain Asset Purchase Agreement dated December 28, 2016 (the “Agreement”) by and between Robofusion, Inc. (“Seller”) and Generation NEXT Franchise Brands, Inc., the undersigned hereby certifies on behalf of Seller and not in his/her personal capacity, as follows (capitalized terms used herein and not otherwise defined herein having the meanings set forth in the Agreement):

1. I am the duly appointed Secretary of the Seller.

2. All corporate action (including the passing of all required resolutions) required to authorize the entry by the Seller into the Agreement and the Ancillary Agreements and the performance by the Seller of its obligations under the Agreement and the Ancillary Agreements has been taken and is in full force and effect.

3. Attached hereto as Exhibit A is a true, correct and complete copy of the Seller’s certificate of incorporation (as amended), as in effect on the Closing Date.

4. Attached hereto as Exhibit B is a true, correct and complete copy of the Seller’s bylaws (as amended), as in effect on the Closing Date.

5. Attached hereto as Exhibit C is a true, correct and complete copy of the resolutions duly adopted by the board of directors of the Seller authorizing and approving the Agreement and the other Transaction Documents and the execution, delivery and performance of, and the consummation of the transactions contemplated by, the Agreement and the other Transaction Documents. Such resolutions have not been amended, modified, revoked or rescinded since the date thereof.

6. Attached hereto as Exhibit D is a true, correct and complete copy of the resolutions duly adopted by the stockholders of the Company adopting the Agreement and the other Transaction Documents and authorizing and approving the execution, delivery and performance of, and the consummation of the transactions provided for by, the Agreement and the other Transaction Documents. Such resolutions have not been amended, modified, revoked or rescinded since the date thereof.

(Signature page follows)

90

IN WITNESS WHEREOF, the undersigned has executed this Secretary’s Certificate as of the date set forth above.

ROBOFUSION, INC.

By:
Name:
Title:	Secretary

91

EXHIBIT A

COMPANY’S CERTIFICATE OF INCORPORATION

92

EXHIBIT B

COMPANY’S BYLAWS

93

EXHIBIT C

BOARD RESOLUTIONS

94

EXHIBIT D

STOCKHOLDER RESOLUTIONS

95